                                                                   Exhibit 10.12


                                                                       D R A F T
                                                                       ---------



                               CREDIT AGREEMENT

                           Dated as of June __, 1996

                                     Among

                METROMAIL CORPORATION AND CERTAIN SUBSIDIARIES

                                 as Borrower,
                                 -- --------

                            THE BANKS NAMED HEREIN

                                   as Banks
                                   -- -----

                                      and

                      THE FIRST NATIONAL BANK OF CHICAGO

                            as Administrative Agent
                            -----------------------

                               TABLE OF CONTENTS
                               -----------------

Section                                                                        Page
- -------                                                                        ----

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS..................................     1
     SECTION 1.01.  Certain Defined Terms....................................     1
     SECTION 1.02.  Computation of Time Periods..............................    14
     SECTION 1.03.  Accounting Terms.........................................    14

ARTICLE II  AMOUNTS AND TERMS OF THE ADVANCES................................    15
     SECTION 2.01.  The Committed Advances...................................    15
     SECTION 2.02.  Making the Committed Advances............................    15
     SECTION 2.03.  The Uncommitted Advances.................................    19
     SECTION 2.04.  Facility Fee.............................................    23
     SECTION 2.05.  Reduction and Termination of the
                      Commitments; Right to Replace Banks....................    24
     SECTION 2.06.  Payment; Conversion and Continuation.....................    24
     SECTION 2.07.  Interest on Committed Advances...........................    25
     SECTION 2.08.  Additional Interest on Eurocurrency
                      Rate Advances..........................................    25
     SECTION 2.09.  Interest Rate Determination..............................    26
     SECTION 2.10.  Prepayments..............................................    26
     SECTION 2.11.  Funding Indemnification..................................    27
     SECTION 2.12.  Increased Costs and Reduced Return.......................    27
     SECTION 2.13.  Illegality...............................................    28
     SECTION 2.14.  Payments and Computations................................    28
     SECTION 2.15.  Sharing of Payments, Etc.................................    30
     SECTION 2.16.  Currency Equivalents.....................................    30
     SECTION 2.17.  Borrowing Subsidiaries...................................    31
     SECTION 2.18.  Reserved.................................................    31
     SECTION 2.19.  Taxes....................................................    31
     SECTION 2.20.  Defaulting Banks.........................................    33
     SECTION 2.21.  Mitigation...............................................    35

ARTICLE III  CONDITIONS PRECEDENT............................................    35
     SECTION 3.01.  Conditions Precedent to Effectiveness of
                    Sections 2.01 and 2.03...................................    35
     SECTION 3.02.  Conditions Precedent to Initial Advance to Each
                    Borrowing Subsidiary.....................................    38
     SECTION 3.03.  Conditions Precedent to Each Committed Borrowing.........    38
     SECTION 3.04.  Conditions Precedent to Each Uncommitted Borrowing.......    39

ARTICLE IV  REPRESENTATIONS AND WARRANTIES...................................    39
     SECTION 4.01.  Representations and Warranties of the Company............    39

ARTICLE V  COVENANTS OF THE COMPANY..........................................    42
     SECTION 5.01.  Compliance with Laws, Etc................................    43
     SECTION 5.02.  Reporting Requirements...................................    43
     SECTION 5.03.  Use of Proceeds..........................................    44
     SECTION 5.04.  Limitation on Liens, Etc.................................    44
     SECTION 5.05.  Merger; Sale of Assets...................................    45
     SECTION 5.06.  Books and Records; Inspection............................    46
     SECTION 5.07.  Corporate Existence; Maintenance of Rights and Permits...    46
     SECTION 5.08.  Conduct of Business......................................    46
     SECTION 5.09.  Payment of Taxes.........................................    47
     SECTION 5.10.  Consolidated Debt to Capitalization Ratio................    47
     SECTION 5.11.  Net Worth................................................    47
     SECTION 5.12.  Fixed Charge Coverage....................................    47
     SECTION 5.13.  Indebtedness of Subsidiaries.............................    47
     SECTION 5.14.  Maintenance of Properties................................    48
     SECTION 5.15.  Insurance................................................    48
     SECTION 5.16.  Transactions with Affiliates.............................    48
     SECTION 5.17.  Certain Agreements.......................................    48
     SECTION 5.18.  Investments..............................................    48

ARTICLE VI  EVENTS OF DEFAULT................................................    49
     SECTION 6.01.  Events of Default........................................    49

ARTICLE VII  GUARANTEE.......................................................    51
     SECTION 7.01.  Unconditional Guarantee..................................    51
     SECTION 7.02.  Validity.................................................    52
     SECTION 7.03.  Waivers..................................................    52
     SECTION 7.04.  Subrogation..............................................    52
     SECTION 7.05.  Acceleration.............................................    52
     SECTION 7.06.  Reinstatement............................................    52
     SECTION 7.07.  Continuing Guaranty; Assignments.........................    53
     SECTION 7.08.  Contribution.............................................    53

ARTICLE VIII  THE ADMINISTRATIVE AGENT.......................................    53
     SECTION 8.01.  Appointment; Nature of Relationship......................    53
     SECTION 8.02.  Actions by the Administrative Agent......................    54
     SECTION 8.03.  Administrative Agent's Reliance, Etc.....................    54
     SECTION 8.04.  The Administrative Agent and Affiliates..................    55
     SECTION 8.05.  Bank Credit Decision.....................................    55
     SECTION 8.06.  Indemnification..........................................    55
     SECTION 8.07.  Successor Administrative Agent...........................    56

ARTICLE IX  MISCELLANEOUS....................................................    56
     SECTION 9.01.  Amendments, Etc..........................................    56

     SECTION 9.02.  Notices, Etc.............................................    57
     SECTION 9.03.  No Waiver; Remedies......................................    58
     SECTION 9.04.  Costs and Expenses.......................................    58
     SECTION 9.05.  Right of Set-off.........................................    58
     SECTION 9.06.  Binding Effect...........................................    59
     SECTION 9.07.  Assignments and Participations...........................    59
     SECTION 9.08.  Governing Law............................................    62
     SECTION 9.09.  Execution in Counterparts................................    62
     SECTION 9.10.  Confidentiality..........................................    63
     SECTION 9.11.  Non-Reliance by the Banks................................    63
     SECTION 9.12.  No Indirect Security.....................................    63
     SECTION 9.13.  Indemnification..........................................    63
     SECTION 9.14.  Partial Invalidity.......................................    64
     SECTION 9.15.  WAIVER OF JURY TRIAL.....................................    64
     SECTION 9.16.  Jurisdiction, Etc........................................    64

                                   EXHIBITS


EXHIBIT A         -      Form of Assignment and Acceptance

EXHIBIT B         -      Form of Assumption Letter

EXHIBIT C-1       -      Form of Committed Note

EXHIBIT C-2       -      Form of Uncommitted Note

EXHIBIT D-1       -      Form of Notice of Committed Borrowing

EXHIBIT D-2       -      Form of Notice of Uncommitted Borrowing

EXHIBIT E         -      Form of Notice of Continuation/Conversion

EXHIBIT F-1       -      Form of Sidley & Austin Opinion

EXHIBIT F-2       -      Form of General Counsel Opinion

EXHIBIT G         -      Form of Opinion of Counsel to Borrowing Subsidiary

EXHIBIT H         -      Pro Forma Financial Statements


                                   SCHEDULES


SCHEDULE 2.01     -      Banks; Commitments; Lending Offices

SCHEDULE 4.01(f)  -      Litigation

SCHEDULE 4.01(n)  -      ERISA

SCHEDULE 5.13     -      Capitalized Leases

SCHEDULE 5.18     -      Investments

                                CREDIT AGREEMENT

                           Dated as of June __, 1996



          METROMAIL CORPORATION, a Delaware corporation (the "Company"), certain Subsidiaries of the Company which have executed an Assumption Letter, the banks listed on the signature pages hereof, and THE FIRST NATIONAL BANK OF CHICAGO, as Administrative Agent (as hereinafter defined), agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS
                        --------------------------------

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acceptance Deadline" has the meaning specified in Section
     2.03(a)(iii).

          "Administrative Agent" means First Chicago, in its capacity as the contractual representative for all of the Banks for purposes of this Agreement, as designated and appointed in accordance with Article VIII, and any successor thereto as provided herein.

          "Advance" means a Committed Advance or an Uncommitted Advance.

          "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

          "Agreement" means this Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time.

          "Allocable Guaranty Amount" has the meaning specified in Section 7.08(b).

          "Alternative Currency" means Sterling, German Marks, Canadian Dollars and any other currency (other than Dollars) which is generally available to the Banks and which is freely transferable and convertible into Dollars in the London interbank market as agreed to from time to time by the Banks.

          "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance, and such Bank's

     Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of an Uncommitted Advance, the office of such Bank notified by such Bank to the Administrative Agent as its Applicable Lending Office with respect to such Uncommitted Advance.

          "Applicable Margin" means on any day:

          (a)  0.25% if Level I Status exists on such day,

          (b)  0.325% if Level II Status exists on such day, and

          (c)  0.425% if Level III Status exists on such day.

     The Level Status applicable to the period from the Effective Date until the end of the first fiscal quarter for which the Fixed Charge Coverage Ratio and Leverage Ratio are calculated shall be determined by the Administrative Agent on the Effective Date based on the pro forma Leverage Ratio on such date. For any date thereafter, Level Status shall be adjusted effective on the tenth (10th) Business Day after the delivery of the Company's quarterly or annual financial statements pursuant to Section 5.02; provided, that if timely delivery of such financial statements is not made, Level III Status shall be deemed to exist until such delivery is made.

     Notwithstanding the foregoing, if for any fiscal quarter the principal amount of the daily average Borrowings exceed 50% of the aggregate Commitments, the Applicable Margin will be increased by .05% for that fiscal quarter, adjusted retroactively.

          "Assignment and Acceptance" means an Assignment and Acceptance executed by a Bank and an Eligible Assignee and accepted by the Administrative Agent and the Company, substantially in the form of Exhibit A hereto.

          "Assumption Letter" means a letter of a Subsidiary of the Company addressed to the Banks in substantially the form of Exhibit B hereto pursuant to which such Subsidiary agrees to become a "Borrowing Subsidiary" and agrees to be bound by the terms and conditions hereof.

          "Available Commitment" has the meaning specified in Section 2.01.

          "Banks" means the banks listed on Schedule 2.01 hereto and each Person that becomes a party hereto pursuant to Section 9.07(a), (b) or (c).

          "Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day and (b) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

          "Base Rate Advance" means a Committed Advance which bears interest at a rate based upon the Base Rate, as provided in Section 2.07(a).

          "Borrower" means the Company or any Borrowing Subsidiary.

          "Borrowing" means a Committed Borrowing or an Uncommitted Borrowing.

          "Borrowing Subsidiary" means ICD and any Subsidiary of the Company duly designated by the Company pursuant to Section 2.17 hereof to make Borrowings hereunder, which Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in accordance with Section 2.17.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in Chicago, Illinois and New York, New York and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings in the applicable currency are carried on in the international interbank market.

          "Canadian Dollars" means the lawful currency of Canada.

          "Capitalization" means, as of any date, the sum of (a) the (i) par or stated value of the outstanding shares of all classes of capital stock of the Company and its Consolidated Subsidiaries, (ii) paid-in capital and capital surplus of the Company and its Consolidated Subsidiaries and (iii) retained earnings of the Company and its Consolidated Subsidiaries, each as would appear on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of the last day of the most recently completed fiscal quarter in accordance with GAAP, and (b) Consolidated Debt as of such date.

          "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

          "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

          "Commission" means the Securities and Exchange Commission or any federal body succeeding to its functions.

          "Commitment" has the meaning specified in Section 2.01.

          "Committed Advance" means an advance by a Bank to a Borrower as part of a Committed Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance, each of which shall be a "Type" of Committed Advance.

          "Committed Borrowing" means a borrowing consisting of simultaneous Committed Advances of the same Type made by each of the Banks to a Borrower pursuant to Section 2.01.

          "Committed Note" means a promissory note, in substantially the form of Exhibit C-1 hereto, duly executed by a Borrower and payable to the order of a Bank in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

          "Consolidated Debt" means as of any date the consolidated Debt of the Company and its Consolidated Subsidiaries as of such date, without regard to whether such Debt would be characterized as being short-term or long-term.

          "Consolidated EBIT" means, for any period, on a consolidated basis for the Company and its Consolidated Subsidiaries, the sum of the amounts for such period of (a) Consolidated Net Income (before non-recurring or extraordinary gains, losses, expenses and charges; provided, that they are identified as such on the Company's financial statements; except, that, solely for purposes of determining the Fixed Charge Coverage Ratio, Consolidated Net Income for such period shall include cash charges and payments during such period related to current or prior year extraordinary or non-recurring gains, losses, charges and expenses), plus (b) charges against income for foreign, federal, state and local taxes, plus (c) Consolidated Interest Expense.

          "Consolidated Interest Expense" means, for any period, the sum of total interest expense of the Company and its Consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases), as determined in accordance with GAAP.

          "Consolidated Subsidiary" means at any date any Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements at such date in accordance with GAAP.

          "Consolidated Net Income" means, for any period, the consolidated net earnings (or loss) after taxes of the Company and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

          "Consolidated Net Worth" means, as of any date, an amount equal to the sum of (a) the par or stated value of the outstanding shares of all classes of capital stock of the Company, (b) paid-in capital and capital surplus of the Company and (c) retained earnings of the Company, as each of which would appear on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of the last day of the most recently completed fiscal quarter in accordance with GAAP.

          "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

          "Debt" means (without duplication of any item) (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (d) obligations representing the deferred purchase price of property or services (other than accounts payable and accrued expenses arising in the ordinary course of such person's business payable on customary business terms), (e) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (f) obligations which are evidenced by notes, acceptances or other instruments, (g) obligations in respect of letters of credit, (h) net mark to market exposure of rate hedging agreements and (i) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a), (b) or (c) above.

          "Defaulted Advance" means, with respect to any Bank at any time, the amount of any Advance required to be made by such Bank to a Borrower pursuant to Section 2.01 or Section 2.03(a) at or prior to such time that has not been so made as of such time; provided, however, that any Advance made by the Administrative Agent for the account of such Bank pursuant to
     Section 2.02(e) shall not be considered a Defaulted Advance even if, at such time, such Bank shall not have reimbursed the Administrative Agent therefor as provided in Section 2.02(e). If part of a Defaulted Advance shall be deemed made pursuant to Section 2.20(a), the remaining part of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 or Section 2.03(a) on the same date as the Defaulted Advance so deemed made in part.

          "Defaulted Amount" means, with respect to any Bank at any time, any amount required to be paid by such Bank to the Administrative Agent or any other Bank hereunder at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Bank to (a) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Bank, (b) any other Bank pursuant to Section 2.15 to purchase any participation in Advances owing to such other Bank and (c) the Administrative Agent pursuant to Section 8.06 to reimburse the Administrative Agent for such Bank's ratable share of any amount required to be paid by the Banks to the Administrative Agent as provided therein. If part of a Defaulted Amount shall be deemed paid pursuant to Section 2.20(b), the remaining part of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder on the same date as the Defaulted Amount so deemed paid in part.

          "Defaulting Bank" means, at any time, any Bank that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in Section 6.01(f).

          "Dollars" and the sign "$" each means the lawful currency of the United States.

          "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule 2.01 hereto or in the Assignment and Acceptance pursuant to which it became a Bank, as the case may be, or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

          "Donnelley" means R.R. Donnelley & Sons Company, a Delaware corporation.

          "Donnelley Agreements" has the meaning specified in Section 5.16.

          "Effective Date" has the meaning specified in Section 3.02.

          "Eligible Assignee" means (a) a Bank; (b) an Affiliate of a Bank; (c) a commercial bank organized under the laws of the United States or any State thereof, and having a combined capital and surplus of at least $500,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, has a combined capital and surplus of at least $500,000,000 and is acting through a branch or agency located in the United States, and
     (e) any other Person approved by the Company and the Administrative Agent, such approvals not to be unreasonably withheld or delayed (it being understood that the Company may reasonably withhold its approval of any such other Person if at the time it would become a Bank hereunder payments to it would not be exempt from United States withholding tax).

          "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation relating to the environment, health, safety or Hazardous Materials.

          "Environmental Permit" means any permit, approval, indemnification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974 as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Company's controlled group, or under common control with the Company, as determined under Section 414 of the Internal Revenue Code.

          "ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the failure by the Company or any of its ERISA Affiliates to make a payment to a Plan if the conditions for the imposition of a lien under Section 302(f)(1) of ERISA are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of trustee to administer, a Plan.

          "Eurocurrency Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurocurrency Lending Office" opposite its name on Schedule 2.01 hereto or in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurocurrency Rate" means, for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Committed Borrowing or for the term of any Uncommitted Advance with respect to which interest is calculated by reference to the Eurocurrency Rate, (a) the per annum rate for deposits in Dollars or the relevant

     Alternative Currency, as applicable, for a period corresponding to the duration of such Interest Period or term, which appears on Telerate Page 3750 at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period or term and (b) if such rate does not appear on Telerate Page 3750 on such day, the per annum rate at which deposits in Dollars or the relevant Alternative Currency, as applicable, are offered by First Chicago to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or term, in the approximate amount of First Chicago's relevant Eurocurrency Rate Advance or such Uncommitted Advance, as applicable, and having a maturity approximately equal to such Interest Period or term. The references to Telerate Page 3750 in this definition shall be construed to be a reference to the relevant page or any other page that may replace such page on the Telerate service or any other service that may be designated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for the relevant currency.

          "Eurocurrency Rate Advance" means a Committed Advance which bears interest at a rate based upon the Eurocurrency Rate, as provided in Section 2.07(c).

          "Eurocurrency Rate Reserve Percentage" of any Bank for any Interest Period for a Eurocurrency Rate Advance means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances of such currency is determined) having a term equal to such Interest Period.

          "Eurocurrency Rate Uncommitted Borrowing" means an Uncommitted Borrowing comprised of Uncommitted Advances bearing interest based upon the Eurocurrency Rate.

          "Events of Default" has the meaning specified in Section 6.01.

          "Exchange Rates" has the meaning specified in Section 2.16(b).

          "Facility Fee" has the meaning specified in Section 2.04.

          "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "First Chicago" means The First National Bank of Chicago, a national banking association, in its individual capacity, and its successors.

          "Fixed Charge Coverage Ratio" means the ratio, determined on a consolidated basis for the Company and its Consolidated Subsidiaries in accordance with GAAP as of the end of any fiscal quarter, of Consolidated EBIT plus Rent Expense to Consolidated Interest Expense plus rent expense, in each case determined as of the last day of such fiscal quarter for the four-quarter period then ended, except that the Fixed Charge Coverage Ratio for each fiscal quarter ending before the first anniversary of the Effective Date shall be determined for the period from the Initial Borrowing Date to the end of such fiscal quarter.

          "Fixed Rate Uncommitted Borrowing" means an Uncommitted Borrowing consisting of Uncommitted Advances bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the respective Banks making such Uncommitted Advances pursuant to the procedure described in Section 2.03.

          "GAAP" has the meaning specified in Section 1.03.

          "German Marks" means the lawful currency of Germany.

          "Guaranty Payment" has the meaning specified in Section 7.08.

          "Hazardous Materials" means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being "hazardous" or "toxic", or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation.

          "ICD" has the meaning specified in Section 3.02(g).

          "Indemnified Parties" has the meaning specified in Section 9.13.

          "Initial Borrowing Date" means the date on which the initial Borrowing occurs.

          "Interest Period" means, for each Eurocurrency Rate Advance comprising part of the same Committed Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of any conversion or continuation thereof, and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or if available to each Bank, nine or twelve months, in each case as a Borrower may select, upon notice received by the Administrative Agent pursuant to Section 2.02 or 2.06; provided, however, that

               (a) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Committed Borrowing shall be of the same duration;

               (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

               (c) whenever the first day of any Interest Period occurs on a day in an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

               (d) no Interest Period may terminate later than the Termination Date.

          "Initial Public Offering" means the initial public offering of the Company's stock pursuant to the Registration Statement.

          "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

          "Level Status" means Level I Status, Level II Status or Level III Status, as appropriate.

          "Level I Status" exists at any date if at such date:

               (a) the Fixed Charge Coverage Ratio is greater than or equal to 5 to 1; and

               (b)  the Leverage Ratio is less than or equal to 0.1 to 1.

          "Level II Status" exists at any date if at such date Level I Status does not exist AND

               (a) the Fixed Charge Coverage Ratio is greater than or equal to 4 to 1; or

               (b)  the Leverage Ratio is less than or equal to 0.2 to 1.

          "Level III Status" exists at any date if at such date neither Level I Status nor Level II Status exists.

          "Leverage Ratio" means, as of any date of determination, the ratio of Consolidated Debt to Capitalization, in each case determined as of such date.

          "Lien" means, with respect to any asset, any security interest, mortgage, pledge, lien, claim, charge or encumbrance of any kind in respect of such asset.

          "Majority Banks" means at any time Banks holding more than 50% of the Commitments or, if the Commitments have been terminated, Banks holding more than 50% of the then aggregate unpaid principal amount of the Committed Advances held by the Banks.

          "Margin Stock" has the meaning specified in Regulation U issued by the Board of Governors of the Federal Reserve System.

          "Material Adverse Effect" means a material adverse effect on (a) the business, financial condition, operations, properties or performance of the Company and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of this Agreement or the Notes or (c) the ability of the Company to perform its obligations under this Agreement and the Notes.

          "Material Subsidiary" means a Subsidiary of the Company which, at the time of determination, (a) shall own assets comprising in excess of 10% of all of the assets of the Company and its consolidated Subsidiaries on a consolidated basis, or (b) has revenues for the four fiscal quarters most recently ended in excess of 10% of the revenues of the Company and its consolidated Subsidiaries on a consolidated basis.

          "Moody's" means Moody's Investors Services, Inc.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any of its ERISA Affiliates and at least one Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Note" means a Committed Note or an Uncommitted Note.

          "Notice of Committed Borrowing" has the meaning specified in Section 2.02(a).

          "Notice of Conversion or Continuation" has the meaning specified in
     Section 2.06(b).

          "Notice of Uncommitted Borrowing" has the meaning specified in Section 2.03(a).

          "Other Taxes" has the meaning specified in Section 2.19(b).

          "PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Pro Rata Share" means, at any time with respect to any Bank, the percentage amount that such Bank's Commitment bears to the aggregate Commitments of all Banks at such time.

          "Quote Deadline" has the meaning specified in Section 2.03(a)(ii).

          "Register" has the meaning specified in Section 9.07(g).

          "Registration Statement" means the Registration Statement of the Company on Form S-1 originally filed with the Securities and Exchange Commission (the "SEC") on March 7, 1996, as amended by Amendment No. 1 thereto filed with the SEC on April

     17, 1996, Amendment No. 2 thereto filed with the SEC on May 16, 1996, and Amendment No. 3 thereto filed with the SEC on June 6, 1996, as amended.

          "Rent Expense" means, for any period, rental expense under operating lease agreements, determined for the Company and its Consolidated Subsidiaries in accordance with GAAP.

          "Request Deadline" has the meaning specified in Section 2.03(a)(i).

          "Responsible Officer" means the chief financial officer or any other officer of the Company or any other Borrower responsible for overseeing or reviewing compliance with this Agreement or any Note.


          "Single Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any of its ERISA Affiliates and no Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or any of its ERISA Affiliates could have liability under
     Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Standard & Poor's" means Standard & Poor's Rating Group.

          "Sterling" means the lawful currency of the United Kingdom.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests having (a) ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) having the ability to direct the management of such corporation, partnership, limited liability company, association or other business entity, are at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Tax Allocation Agreement" means that certain Tax Allocation Agreement dated __________, 1996, between Donnelley and the Company, as in effect on the date hereof or as otherwise amended or modified with the consent of the Majority Banks.

          "Taxes" has the meaning specified in Section 2.19.

          "Termination Date" means the earlier of (a) June __, 2001 or (b) the date the Commitments are terminated in whole pursuant to Section 2.05 or 6.01.

          "Transition Services Agreement" means that certain Transition Services Agreement, dated __________, 1996, between Donnelley and the Company, as in effect on the date hereof or as otherwise amended or modified with the consent of the Majority Banks.

          "UFCA" has the meaning specified in Section 7.01.

          "UFTA" has the meaning specified in Section 7.01.

          "Uncommitted Advance" means an advance by a Bank to a Borrower as part of an Uncommitted Borrowing resulting from the auction bidding procedure described in Section 2.03.

          "Uncommitted Borrowing" means a borrowing consisting of simultaneous Uncommitted Advances from each of the Banks whose offer to make one or more Uncommitted Advances as part of such borrowing has been accepted by a Borrower under the auction bidding procedure described in Section 2.03.

          "Uncommitted Borrowing Margin" means, with respect to any Eurocurrency Rate specified by a Borrower in a Notice of Uncommitted Borrowing and any offer made by a Bank in response to such Notice of Uncommitted Borrowing, the margin (expressed as a percentage rate per annum) to be added to or subtracted from such Eurocurrency Rate in order to determine the interest rate per annum at which such Bank is willing to, and offers to, make an Uncommitted Advance to such Borrower as part of a Eurocurrency Rate Uncommitted Borrowing.

          "Uncommitted Note" means a promissory note, in substantially the form of Exhibit D-2 hereto, duly executed by a Borrower and evidencing an Uncommitted Advance made by such Bank, including any amendment, modification, renewal or replacement of such promissory note.

          "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary all or substantially all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

          "Withdrawal Liability" has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements then most recently delivered by the Company to the

Banks in accordance with Section 5.02 ("GAAP"); provided, however, that if any change in GAAP would affect (or would result in a material change in the method of calculating) any of the covenants set forth in Sections 5.10, 5.11 or 5.12 hereof, then the Company, the Administrative Agent and the Banks will negotiate in good faith to amend in accordance with Section 9.01 hereof all such covenants and definitions as would be affected by such changes in GAAP to the extent necessary to maintain the economic terms of such covenants as in effect hereunder immediately before giving effect to such changes in GAAP; provided, further, however, that until the amendment of such covenants and definitions shall have been agreed upon by the Company and the Majority Banks, the covenants and definitions in effect immediately before such amendment shall remain in effect and any determination of compliance with any covenant set forth in
Section 5.10, 5.11 or 5.12 shall be construed in accordance with GAAP as in effect immediately before such amendment and consistently applied.


                                  ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES
                       ---------------------------------

          SECTION 2.01. The Committed Advances. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Committed Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount with respect to all Borrowers not to exceed at any time outstanding an amount (such Bank's "Available Commitment") equal to (a) the amount set forth opposite such Bank's name on Schedule 2.01 hereto or, if such Bank has entered into any Assignment and Acceptance, set forth for such Bank in the Register, as such amount may be reduced pursuant to Section 2.05 (such Bank's "Commitment") minus (b) such Bank's Pro Rata Share of the aggregate amount of the Uncommitted Advances then outstanding. Each Committed Borrowing shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if the requested currency for such Committed Advance is not Dollars, an equivalent amount (determined in accordance with Section 2.16) and multiple in the requested Alternative Currency, and, subject to Section 2.02, shall consist of Committed Advances of the same Type made on the same day to the same Borrower by the Banks ratably according to their respective Commitments in the currency so requested. Within the limits of each Bank's Available Commitment, a Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10, and reborrow under this Section 2.01.

          SECTION 2.02. Making the Committed Advances. (a) Each Committed Borrowing shall be made on notice by the Company (or, if such Borrower is a Borrowing Subsidiary, by the Company on behalf of such Borrowing Subsidiary) to the Administrative Agent (which shall give each Bank prompt notice thereof by telecopy, telex or cable), given not later than 10:00 a.m. (Chicago time) on (i) the date of a proposed Committed Borrowing comprised of Base Rate Advances, (ii) the third Business Day prior to the date of a proposed Committed Borrowing comprised of Eurocurrency Rate Advances to be denominated in Dollars, and (iii) the fourth Business Day prior to the date of a proposed Committed Borrowing comprised of Eurocurrency Rate Advances to be denominated in an Alternative Currency. Each such notice of a Committed Borrowing (a "Notice of Committed Borrowing") shall be by telecopy, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit D-1 hereto, specifying therein (A) the date of such Committed Borrowing, (B) the Type of Committed

Advances comprising such Committed Borrowing, which, in the case of a Committed Borrowing denominated in an Alternative Currency, shall be Eurocurrency Rate Advances, (C) the currency for such Committed Borrowing, which shall be in Dollars or an Alternative Currency, (D) the aggregate amount of such Committed Borrowing, (E) in the case of a Committed Borrowing consisting of Eurocurrency Advances, the initial Interest Period for each Committed Advance comprising such Committed Borrowing, and (F) whether such Committed Borrowing is to be made by the Company or by a specified Borrowing Subsidiary. The Administrative Agent shall, promptly after such time as the Company or such Borrower may no longer revoke the Notice of Committed Borrowing without any liability to the Banks, notify each Bank and the Company or such Borrower of the applicable interest rate under Section 2.07(a) or (b). Each Bank shall, before 12:00 p.m. (Chicago time) on the date of such Committed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Domestic Lending Office of the Bank then acting as Administrative Agent, in federal or otherwise immediately available funds, such Bank's Pro Rata Share of such Committed Borrowing. After the Administrative Agent receives such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent's aforesaid address.

          (b)  Anything in subsection (a) above to the contrary notwithstanding:

          (i) If with respect to a request for a Committed Borrowing of an Alternative Currency other than Sterling, German Marks or Canadian Dollars, any Bank shall, prior to 10:00 a.m. (Chicago time) on the third Business Day before the requested date of such Committed Borrowing, notify the Administrative Agent that the requested Alternative Currency is not practically available to such Bank in the amount required to make its Committed Advance in connection therewith; or

          (ii) If any Bank shall, prior to the making of any requested Committed Borrowing consisting of Eurocurrency Rate Advances in an Alternative Currency, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurocurrency Lending Office or any other Applicable Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in such currency or to fund or maintain Eurocurrency Rate Advances in such currency hereunder;

then, upon receipt of such notice, the Administrative Agent shall so notify the Company and the applicable Borrower (if other than the Company) and the Company or such Borrower may, without incurring an obligation to indemnify for losses, costs or expenses under Section 2.02(d), by notice to the Administrative Agent (which shall promptly notify each Bank), either

          (x) withdraw the applicable Notice of Committed Borrowing, in which case the Committed Borrowing shall not occur;

          (y) request that such Committed Borrowing be made by the Banks in Dollars as a Committed Borrowing comprised of either Eurocurrency Rate Advances or Base Rate

     Advances, in which case the original Notice of Committed Borrowing shall be deemed to be a Notice of Committed Borrowing which requests a Committed Borrowing in an aggregate principal amount in Dollars equivalent, on the date the Company or such Borrower so notifies the Administrative Agent, to the amount of the originally requested currency for such Type of Committed Advances (determined in accordance with Section 2.16); provided, that such request may not be made by the Company or such Borrower if the requested Type of Committed Advances is Eurocurrency Rate Advances and the request by the Company or such Borrower is not given to the Administrative Agent prior to 2:00 p.m. (London time) on the second Business Day before the requested date of such Committed Borrowing; or

          (z) only in the case of a Bank giving a notice described in Section 2.02(b)(ii) above, request that such Committed Borrowing be made by the Banks (other than the notifying Bank), within the limits of each Bank's respective Available Commitment, and that no Committed Advance be made by the notifying Bank in connection with such Committed Borrowing.

In the case of any notice given under clause (y) above, the Company or such Borrower shall specify in such notice the amount and type of Committed Advance to be made by each Bank in connection therewith. Any notice under this subsection (b) shall be given no later than 2:00 p.m. (London time) two Business Days before the date of the requested Committed Borrowing, may be given by telephone and, if by telephone, shall be confirmed promptly in writing. If neither the Company nor the applicable Borrower shall provide a timely notice as contemplated in clause (x), (y) or (z) above in response to a notice by any Bank under clause (i) or (ii) above, the applicable Notice of Committed Borrowing shall be deemed withdrawn.

          (c) Anything in subsection (a) above to the contrary notwithstanding, if:

          (i) the Eurocurrency Rate can not be determined, in accordance with the definition of such term, for the Dollars or the Alternative Currency requested for a Committed Borrowing, or a continuation or conversion thereof; or

          (ii) The Majority Banks shall, no later than 5:00 p.m. (Chicago time) three Business Days before the date of any requested Committed Borrowing, continuation or conversion consisting of Eurocurrency Rate Advances, or any continuation thereof or conversion thereto, notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Eurocurrency Rate Advances, plus additional interest, if any, payable under Section 2.08, will not adequately reflect the cost to such Majority Banks of making, funding, converting to or continuing their respective Eurocurrency Rate Advances for such Committed Borrowing for such Interest Period;

then, the Administrative Agent shall promptly notify the Company, the applicable Borrower (if other than the Company) and the Banks of such circumstances and upon receipt of such notice, the Company or such Borrower may, without incurring an obligation to indemnify for losses, costs or expenses under Section 2.02(d), by notice to the Administrative Agent (which shall promptly notify each Bank), either:

          (x) withdraw the applicable Notice of Committed Borrowing, in which case the Committed Borrowing shall not occur;

          (y) withdraw the applicable Notice of Conversion or Continuation, in which case the conversion or continuation of such Committed Borrowing shall not occur; or

          (z) request that such Committed Borrowing, continuation or conversion be made by the Banks in Dollars as a Committed Borrowing, continuation or conversion, in which case the original Notice of Committed Borrowing, or Notice of Conversion or Continuation shall be deemed to be a Notice of Committed Borrowing, or Notice of Conversion or Continuation which requests a Committed Borrowing, continuation or conversion in an aggregate principal amount in Dollars equivalent, on the date the Company or such Borrower so notifies the Administrative Agent, to the amount of the originally-requested currency for such Committed Advances; provided, that such request may not be made by the Company or such Borrower if the request by the Company or such Borrower is not given to the Administrative Agent prior to 2:00 p.m. (London time) on the second Business Day before the requested date of such Committed Borrowing, continuation or conversion.

In the case of any notice given under clause (z) above, the Company or such Borrower shall specify in such notice the amount and Type of Committed Advances to be made, continued or converted by the Banks in connection therewith. Any notice under this subsection (c) shall be given no later than 2:00 p.m. (London time) two Business Days before the date of the requested Committed Borrowing, may be given by telephone, and, if by telephone, shall be confirmed promptly in writing. From and after the date the Administrative Agent receives the notice described in Section 2.02(c)(ii), the Banks' obligation to make Eurocurrency Advances for any affected Interest Period shall be suspended until the Majority Banks notify the Administrative Agent that the circumstances giving rise to such notice no longer exist. If neither the Company nor the applicable Borrower shall provide a timely notice as contemplated in clauses (x), (y) or (z) above with respect to a Notice of Committed Borrowing, the applicable Notice of Committed Borrowing shall be deemed withdrawn. If neither the Company nor the applicable Borrower shall provide timely a notice as contemplated in clauses
(x), (y) or (z) above with respect to a Notice of Continuation or Conversion, the Company or such applicable Borrower shall be deemed to have made the request described in clause (z).

          (d) Each Notice of Committed Borrowing and Notice of Conversion or Continuation may be revoked by the Company or, if other than the Company, the applicable Borrower, by notice to the Administrative Agent without any liability on the part of the Company or such Borrower at any time prior to (i) 10:00 a.m. (Chicago time) on the date of a proposed Committed Borrowing, continuation or conversion comprised of Base Rate Advances, (ii) 11:00 a.m. (London time) on the second Business Day prior to the date of a proposed Committed Borrowing, continuation or conversion comprised of Eurocurrency Rate Advances to be denominated in Dollars, and (iii) 11:00 a.m. (London time) on the third Business Day prior to the date of a proposed Committed Borrowing, continuation or conversion comprised of Eurocurrency Rate Advances to be denominated in an Alternative Currency. In the case of any Committed Borrowing, continuation or conversion which the related Notice of Committed Borrowing, or Notice of Conversion or Continuation, specifies is to be comprised of Eurocurrency Rate

Advances, unless the Company or the applicable Borrower revokes such Notice of Committed Borrowing, or Notice of Conversion or Continuation in accordance with the preceding sentence and except as otherwise provided in Sections 2.02(b) and
(c), the Company or such Borrower shall indemnify each Bank against any loss, cost or expense reasonably incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing or Notice of Conversion or Continuation for such Committed Borrowing, conversion or continuation, the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Committed Advance to be made by such Bank as part of such Committed Borrowing, conversion or continuation, when such Committed Advance, as a result of such failure, is not made, continued or converted on such date.

          (e) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Committed Borrowing that such Bank will not make available to the Administrative Agent such Bank's Pro Rata Share of such Committed Borrowing, the Administrative Agent may assume that such Bank has made such Pro Rata Share available to the Administrative Agent on the date of such Committed Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make a corresponding amount available to the applicable Borrower on such date. If and to the extent that such Bank shall not have so made such Pro Rata Share available to the Administrative Agent, such Bank and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Committed Advances comprising such Committed Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay such corresponding amount to the Administrative Agent, such amount so repaid shall constitute such Bank's Committed Advance as part of such Committed Borrowing for purposes of this Agreement.

          (f) A Bank's failure to make the Committed Advance to be made by it as part of any Committed Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Committed Advance to be made by such other Bank on the date of any Committed Borrowing.

          SECTION 2.03. The Uncommitted Advances. (a) Each Bank severally agrees that any Borrower may make Uncommitted Borrowings in Dollars or any Alternative Currency from time to time on any Business Day during the period from the date hereof until 30 days before the Termination Date in the manner set forth below; provided, that, following the making of each Uncommitted Borrowing, the aggregate amount with respect to all Borrowers of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Banks.

          (i) A Borrower may request, and the Company may request for the benefit of any Borrowing Subsidiary, an Uncommitted Borrowing to be made by such Borrower under this Section 2.03 by delivering to the Administrative Agent, by telecopier, telex or cable, not later than the applicable Request Deadline a notice of an Uncommitted

     Borrowing (a "Notice of Uncommitted Borrowing"), in substantially the form of Exhibit D-2 hereto, specifying therein (A) the requested date of the proposed Uncommitted Borrowing, (B) the aggregate amount and currency of the proposed Uncommitted Borrowing, (C) that each Bank submitting an offer shall quote an Uncommitted Borrowing Margin, or that each Bank submitting an offer shall quote a fixed interest rate per annum without reference to the Eurocurrency Rate, (D) maturity date for repayment of each Uncommitted Advance to be made as part of such Uncommitted Borrowing (which maturity date may not be earlier than thirty (30) days after the date of the proposed Uncommitted Borrowing or later than the Termination Date) and whether such Uncommitted Advance may be prepaid, and if so, whether with or without penalty, (E) the interest payment date or dates relating thereto,
     (F) the Borrower and (G) other material terms to be applicable to such Uncommitted Borrowing. The Administrative Agent shall promptly notify each Bank of its receipt of each such Notice of Uncommitted Borrowing by sending each Bank a copy thereof. "Request Deadline" means (x) in the case of an Uncommitted Borrowing to be a Fixed Rate Uncommitted Borrowing, 5:00 p.m. (Chicago time) on the Business Day prior to the date of such proposed Uncommitted Borrowing, (y) in the case of a Eurocurrency Rate Uncommitted Borrowing to be denominated in Dollars, 5:00 p.m. (Chicago time) four (4) Business Days prior to the date of such proposed Uncommitted Borrowing, and
     (z) in the case of a Eurocurrency Rate Uncommitted Borrowing to be denominated in an Alternative Currency, 5:00 p.m. (Chicago time) five (5) Business Days prior to the date of such proposed Uncommitted Borrowing.

          (ii) Each Bank shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Uncommitted Advances to such Borrower as part of such proposed Uncommitted Borrowing at a rate or rates of interest specified by such Bank, in its sole discretion, by notifying the Administrative Agent not later than the applicable Quote Deadline of the minimum amount (if any) and maximum amount of each Uncommitted Advance which such Bank would be willing to make as part of such proposed Uncommitted Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Bank's Commitment, if any), the Uncommitted Borrowing Margin or Margins to be applied in the determination of the rate or rates of interest therefor (or, if the Notice of Uncommitted Borrowing shall have requested that fixed rates per annum be quoted, the fixed rate or rates per annum therefor) and such Bank's Applicable Lending Office with respect to such Uncommitted Advance. If any Bank shall elect not to make such an offer, such Bank shall so notify the Administrative Agent before the applicable Quote Deadline, and such Bank shall not be obligated to, and shall not, make any Uncommitted Advance as part of such Uncommitted Borrowing; provided, that the failure by any Bank to give such notice shall not cause such Bank to be obligated to make any Uncommitted Advance as part of such proposed Uncommitted Borrowing. The Administrative Agent shall promptly notify the Company and, if applicable, the applicable Borrowing Subsidiary of each Bank's response pursuant to this paragraph (ii); provided, that if First Chicago shall elect to make an offer under this paragraph (ii), such offer shall be delivered to the Company and, if applicable, the Borrowing Subsidiary not later than one-half hour prior to the applicable Quote Deadline.

     Each Borrower shall be entitled to assume that each quote of an Uncommitted Borrowing Margin or a fixed rate per annum by a Bank includes, and such Bank shall not be entitled to claim as additional interest or costs under
     Section 2.08 or otherwise, any costs to such Bank in the nature of a reserve requirement, assessment or other charge in connection with the Uncommitted Advance to which such quote relates, except that such Bank shall be entitled to claim increased costs and additional compensation under Section 2.12(a) and (b) and Section 2.19, but solely with respect to the changes described in such provisions that occur after the date such Uncommitted Advance is made. "Quote Deadline" means, (x) in the case of a Fixed Rate Uncommitted Borrowing, 9:00 a.m. (Chicago time) on the date of such proposed Uncommitted Borrowing, (y) in the case of a Eurocurrency Rate Uncommitted Borrowing denominated in Dollars, 9:00 a.m. (Chicago time) three (3) Business Days prior to the date of such proposed Uncommitted Borrowing, and (z) in the case of a Eurocurrency Rate Uncommitted Borrowing denominated in an Alternative Currency, 9:00 a.m. (Chicago time) four (4) Business Days prior to the date of such proposed Uncommitted Borrowing.

          (iii) Such Borrower, or the Company on behalf of such Borrower, shall, in turn, before the applicable Acceptance Deadline, either

               (A) cancel, without incurring an obligation on the part of such Borrower or the Company to indemnify for losses, costs or expenses under Section 2.02(d), such Uncommitted Borrowing by giving the Administrative Agent notice to that effect, in which case such Uncommitted Borrowing shall not be made, or

               (B) accept one or more of the offers made by any Bank or Banks pursuant to paragraph (ii) above, in its sole discretion but in any event in ascending order of the fixed rates of interest or Uncommitted Borrowing Margins (as applicable) offered by all of the Banks responding to such Notice of Uncommitted Borrowing, by giving notice to the Administrative Agent of the relevant Banks and the respective amounts of each Uncommitted Advance (each of which amounts shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, offered to be made by the respective Bank for such Uncommitted Advance pursuant to Section 2.02(a)(ii) above) and reject any remaining offers made by Banks pursuant to such Section by giving the Administrative Agent notice to that effect. No Borrower may accept offers which, in the aggregate, exceed the requested Uncommitted Borrowing specified in the applicable Notice of Uncommitted Borrowing. If two or more Banks bid at the same Uncommitted Borrowing Margin or fixed rate of interest, as the case may be, and the amount of accepted offers is less than the aggregate amount of such offers, the amount to be borrowed from such Banks as part of such Uncommitted Borrowing shall be allocated pro rata on the basis of the maximum amount offered by each such Bank at such fixed rates or Uncommitted Borrowing Margins in connection with such Uncommitted Borrowing.

     The Administrative Agent shall promptly notify the Banks of each notice it receives pursuant to this paragraph (iii). "Acceptance Deadline" means,
     (x) in the case of a Fixed Rate Uncommitted Borrowing, 10:00 a.m. (Chicago time) on the date of such proposed Uncommitted Borrowing, (y) in the case of a Eurocurrency Rate Uncommitted Borrowing to be denominated in Dollars, 5:00 p.m. (Chicago time) three (3) Business Days prior to the date of such proposed Uncommitted Borrowing, and (z) in the case of a Eurocurrency Rate Uncommitted Borrowing to be denominated in an Alternative Currency, 5:00 p.m. (Chicago time) four (4) Business Days prior to the date of such proposed Uncommitted Borrowing.

          (iv) If such Borrower accepts, or the Company accepts on such Borrower's behalf, one or more of the offers made by any Bank or Banks pursuant to Section 2.03(a)(iii)(B) above, the Administrative Agent shall in turn promptly notify (A) each Bank that has made an offer pursuant to
     Section 2.03(a)(ii) of the date and aggregate amount of such Uncommitted Borrowing and whether or not any offer or offers so made by such Bank have been accepted by such Borrower, (B) each Bank that is to make an Uncommitted Advance as a part of such Uncommitted Borrowing, of the amount of each Uncommitted Advance to be made by such Bank as part of such Uncommitted Borrowing, and (C) each Bank that is to make an Uncommitted Advance as part of such Uncommitted Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Bank that is to make an Uncommitted Advance as part of such Uncommitted Borrowing shall, before 1:00 p.m. (Chicago time) on the date of such Uncommitted Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Bank shall have received notice from the Administrative Agent pursuant to subclause
     (C) of the preceding sentence, make available to the Administrative Agent at the Administrative Agent's Domestic Lending Office, in federal or otherwise immediately available funds, such Bank's portion of such Uncommitted Borrowing. After the Administrative Agent receives such funds and when the applicable conditions set forth in Article III have been fulfilled, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent's aforesaid address. Promptly after (x) each Uncommitted Borrowing, the Administrative Agent will notify each Bank of the amount and date of the Uncommitted Borrowing and the maturity date thereof and the Available Commitment of each Bank after giving effect to such Uncommitted Borrowing and (y) the prepayment of any Uncommitted Borrowing by or on behalf of such Borrower, the Administrative Agent will notify each Bank of the amount and date of each such prepayment and the Available Commitment of each Bank after giving effect thereto.

          (b) Each Uncommitted Borrowing shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or if the requested currency for such

Advance is not Dollars, the equivalent of such amount (determined in accordance with Section 2.16) or multiple in the requested Alternative Currency.

          (c) Within the limits and on the conditions set forth in this Section 2.03, each Borrower may from time to time borrow under this Section 2.03, repay pursuant to subsection (d) below, and reborrow under this Section 2.03; provided, that an Uncommitted Borrowing shall not be made within three Business Days of any other Uncommitted Borrowing.

          (d) Each Borrower shall repay to the Administrative Agent, for the account of each Bank which has made an Uncommitted Advance to such Borrower, on the maturity date of each such Uncommitted Advance (such maturity date being that specified for repayment of such Uncommitted Advance in the related Notice of Uncommitted Borrowing delivered pursuant to Section 2.03(a)(i) above) the then unpaid principal amount of such Uncommitted Advance. A Borrower shall not have the right to prepay any principal amount of any Uncommitted Advance without the consent of the Bank making such Advance.

          (e) Each Borrower shall pay interest on the unpaid principal amount of each Uncommitted Advance made to it, from the date of such Uncommitted Advance to the date the principal amount of such Uncommitted Advance is repaid in full, at the rate of interest for such Uncommitted Advance specified by the Bank making such Uncommitted Advance in its notice with respect thereto delivered pursuant to Section 2.03(a)(ii) above, payable on the interest payment date or dates specified for such Uncommitted Advance in the related Notice of Uncommitted Borrowing delivered pursuant to Section 2.03(a)(i) above.

          (f) The Borrower of any Uncommitted Advance shall, promptly upon request by the Bank making such Uncommitted Advance (either in the quote delivered by such Bank pursuant to Section 2.03(a)(ii) or by notice to the Administrative Agent), execute and deliver to the Administrative Agent an Uncommitted Note payable to the order of such Bank in a principal amount equal to the principal amount of such Uncommitted Advance and otherwise on such terms as were agreed to for such Uncommitted Advance in accordance with Section 2.03.

          SECTION 2.04. Facility Fee. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of each Bank, a facility fee (the "Facility Fee") on such Bank's Commitment in effect at any time from the date hereof until the Termination Date, payable in arrears on the first day of each January, April, July and October during the term of such Bank's Commitment, commencing on the Effective Date, and on the Termination Date, at a rate per annum equal to the following percentage in effect from time to time:

          (i)   0.10% for each day Level I Status exists,

          (ii)  0.125% for each day Level II Status exists, and

          (iii) 0.15% for each day Level III Status exists.

For purposes of determining the Facility Fee, the Level I Status applicable to the period from the Effective Date to the end of the first fiscal quarter for which the Fixed Charge Coverage Ratio and Leverage Ratio are calculated shall be determined by the Administrative Agent on the Effective Date based on the pro forma Leverage Ratio on such date. For any date thereafter, Level Status shall be adjusted effective on the tenth (10th) Business Day after the delivery of the Company's quarterly or annual financial statements pursuant to Section 5.02; provided, that if timely delivery of such financial statements is not made, Level III Status shall be deemed to exist until such delivery is made.

          (b) Notwithstanding the foregoing, (i) any Facility Fee accrued with respect to any Commitment of a Defaulting Bank during the period prior to the time such Bank became a Defaulting Bank and unpaid at such time shall not be payable by the Borrowers so long as such Bank shall be a Defaulting Bank, except to the extent such Facility Fee was due and payable prior to such time, and (ii) no Facility Fee shall accrue on the Commitment of a Defaulting Bank so long as such Bank is a Defaulting Bank.

          SECTION 2.05.  Reduction and Termination of the Commitments; Right to
Replace Banks.   (a) The Company shall have the right, upon at least five (5)
days' notice to the Administrative Agent to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks; provided, that the aggregate amount of the Commitments of the Banks shall not be reduced to an amount which is less than the aggregate principal amount of the Uncommitted Advances then outstanding and provided, further, that each partial reduction shall be in an aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof.

          (b) Provided that no Event of Default shall have occurred and be continuing, the Company may replace any Bank, in whole but not in part, that fails to make an Advance that it is required to make hereunder or that gives notice of any additional amounts payable by the Borrower to such Bank pursuant to Sections 2.12, 2.13 or 2.19(a) by (i) giving such Bank and the Administrative Agent not less than ten (10) Business Days' prior notice thereof, which notice shall be irrevocable and effective only when received by such Bank and the Administrative Agent and shall specify the effective date of such replacement, and (ii) effecting an assignment of all of the Bank's Commitment and Advances in accordance with Section 9.07.

          SECTION 2.06. Payment; Conversion and Continuation. (a) On the Termination Date, the Borrowers shall repay, to the Administrative Agent for the ratable account of the Banks, the entire unpaid principal amount of the Advances made by each Bank.

          (b) Any Borrower may elect (x) to convert Base Rate Advances or any portion thereof to Eurocurrency Rate Advances denominated in Dollars, (y) to convert Eurocurrency Rate Advances denominated in Dollars or any portion thereof into Base Rate Advances, or (z) to continue any Eurocurrency Rate Advance or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of Base Rate Advances being converted into Eurocurrency Rate Advances or of Eurocurrency Rate Advances being continued shall, in the aggregate, equal $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The applicable Interest Period for the continuation of any Eurocurrency Rate Advance shall commence on the day on which the immediately-preceding Interest Period expires. Each conversion or continuation shall be allocated among the Committed Advances of each Bank in accordance with its Pro Rata Share of the amount so converted or continued. Each such election shall be in substantially the form of Exhibit E (a "Notice of Conversion or Continuation") and shall be made by giving the Administrative Agent notice by 10:00 a.m. (Chicago time) on the date of such conversion or continuation, in the case of a conversion to a Base Rate Advance, giving the Administrative Agent at least three Business Days' prior written notice thereof in the event of a conversion to or continuation of a Eurocurrency Advance specifying, in each case (i) whether a conversion or continuation is to take place, (ii) what Advances are to be converted or continued, and if converted, the Type of Advance to which it is to be converted, (iii) the amount of the conversion or continuation, (iv) the Interest Period therefor and (v) in the case of a conversion, the date of conversion (which date shall be a Business
Day). The Administrative Agent shall promptly notify each Bank of its receipt of a Notice of Conversion or Continuation by sending such Bank a copy thereof. If, within the time period required under the terms of this Section 2.06(b), the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing an election to continue or convert any Advances for an additional Interest Period, then, upon the expiration of the Interest Period therefor, such Advances, if denominated in Dollars, will be automatically converted to Base Rate Advances, and if denominated in an Alternative Currency, will be automatically continued for an Interest Period of one month.

          SECTION 2.07. Interest on Committed Advances. Each Borrower shall pay interest on the unpaid principal amount of each Committed Advance made by each Bank to it from the date of such Committed Advance until such principal amount shall be paid in full, at the following rates per annum:

          (a) Base Rate Advances. During such period as such Committed Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable quarterly in arrears on the first day of each January, April, July and October, commencing July 1, 1996. The Administrative Agent shall give notice to the Company and the applicable Borrower (if other than the Company) and each Bank of any change in the Base Rate promptly after such change occurs, but the Administrative Agent's failure to give such notice shall not affect the obligation of the Company or such Borrower to pay interest at such rate when it becomes due and payable.

          (b) Eurocurrency Rate Advances. During such period as such Committed Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Committed Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be converted or paid in full.

          (c) Default Interest. Notwithstanding the foregoing provisions of this Section 2.07, any amount of principal and fees and, to the extent permitted by law, interest, that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above (i) in the case of principal, the rate of interest otherwise applicable thereto from time to time in accordance with the terms hereof, and (ii) in the case of interest and fees, the Base Rate in effect from time to time.

          SECTION 2.08.  Additional Interest on Eurocurrency Rate Advances.
Each Borrower shall pay to each Bank, so long as and to the extent such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System (or any similar authority outside the United States, in the case of Committed Advances in Alternative Currencies) to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances in the applicable Alternative Currency is determined) and such Bank's performance under this Agreement (and other like agreements) shall have given rise to additional reserve requirements for such Bank thereunder, additional interest on the unpaid principal amount of each Committed Advance constituting a Eurocurrency Rate Advance of such Bank made to such Borrower, from the date of such Committed Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the Eurocurrency Rate for the applicable Interest Period for such Committed Advance from (b) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Committed Advance. Such Bank shall, not later than the last day of the applicable Interest Period, provide notice to the Administrative Agent, the Company and, if other than the Company, the applicable Borrower of any such additional interest arising in connection with such Committed Advance. Such additional interest so notified on a timely basis by any Bank shall be payable to the Administrative Agent for the account of such Bank on the dates specified for payment of interest for such Committed Advance in Section 2.07.

          SECTION 2.09. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Company and the applicable Borrower (if other than the Company) and each of the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or (b).

          (b) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Committed Borrowing shall be reduced, by payment, prepayment or otherwise, to less than $5,000,000, such Advances shall automatically convert into Base Rate Advances and such conversion shall be subject to Section 2.11.

          SECTION 2.10. Prepayments. A Borrower may prepay, on notice given no later than 11:00 a.m. (Chicago time) on the date of prepayment (in the case of Base Rate Advances) and on three Business Days' prior notice (in the case of Eurocurrency Rate Advances) to the Administrative Agent, each Committed Borrowing made to such Borrower, in whole or in part. Such notice shall include the proposed date and aggregate principal amount of such prepayment, and if such notice is given, such Borrower shall prepay such principal amount, together with accrued interest to the date of such prepayment on the principal amount prepaid, and any amounts payable, if any, pursuant to Section 2.11 hereof in connection therewith shall be paid on the date of such prepayment; provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
Subject to Sections 2.12 and 2.13, each prepayment of a Committed Borrowing shall be made to each Bank in accordance with such Bank's Pro Rata Share thereof. The Company shall, on the first Business Day of each January, April, July and October, if the aggregate outstanding principal amount of all Advances, calculated in accordance with Section 2.16 by the Administrative Agent on the seventh Business Day prior to such payment date and reported to the

Company by the fifth Business Day prior to such payment date, exceeds (as the result of fluctuations in applicable foreign exchange rates or otherwise) 105% of the then aggregate amount of the Banks' Commitments (calculated as aforesaid), prepay a Committed Borrowing or Borrowings (in whole or in part, and in any case as selected by the Company) in an aggregate amount (calculated as aforesaid, and rounded upward, if necessary, to the nearest $1,000,000) equal to the excess of:

               (a) the aggregate principal amount (calculated as aforesaid) of Advances outstanding, over

               (b) the then aggregate amount of the Banks' Commitments (calculated as aforesaid).

Each prepayment of any Committed Borrowing (in whole or in part) made pursuant to this Section 2.10 shall be without premium or penalty, but shall be subject to the provisions of Section 2.11. Any mandatory prepayment of a Committed Borrowing shall be made to the Administrative Agent for the account of each Bank based on such Bank's Pro Rata Share of such Committed Borrowing and shall include accrued and unpaid interest on the principal amount prepaid and all amounts owing under Section 2.11.

          SECTION 2.11. Funding Indemnification. If any payment of principal of any Advance (other than a Base Rate Advance) is made other than on the last day of an Interest Period for such Advance, as a result of acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if any Eurocurrency Rate Advance is converted to a Base Rate Advance pursuant to
Section 2.13(b) on any day other than the last day of an Interest Period for such Eurocurrency Rate Advance, the applicable Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including without limitation any loss (excluding loss of anticipated profits), cost or expense reasonably incurred as a result of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain such Advance.

          SECTION 2.12. Increased Costs and Reduced Return. (a) Subject to the limitation in Section 2.03(a)(ii), if, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurocurrency Rate Advances, included in the Eurocurrency Rate Reserve Percentage), after the date hereof, in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date hereof, there shall be any increase in the cost to any Bank of agreeing to make, making, funding or maintaining Eurocurrency Rate Advances, by an amount reasonably deemed by such Bank to be material, then from time to time, within ten days after demand by such Bank (with a copy of such demand to the Administrative Agent), such Borrower shall pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost; provided, that no Borrower shall be obligated to pay any such amount to the extent such amount results from a change, guideline or request which took effect more than 90 days prior to the date of such demand.

          (b) Subject to the limitation in Section 2.03(a)(ii), if any Bank shall have determined that the adoption, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance by an amount reasonably deemed by such Bank to be material, then from time to time, within ten days after demand by such Bank (with a copy of such demand to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Bank such additional amount or amounts as will compensate such Bank, in light of such circumstances, to the extent such Bank reasonably determines such reduction to be allocable to the existence of such Bank's Commitment; provided, that no Borrower shall be obligated to pay any such amount to the extent such amount results from an adoption, change, request or directive which took effect or was issued more than 90 days prior to the date of such demand.

          (c) Each Bank will promptly notify the Administrative Agent and the Company of any event of which it has knowledge, occurring after the date hereof, which would entitle such Bank to compensation pursuant to this Section 2.12. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall create a rebuttable presumption as to the correctness of such additional amount or amounts. Each Bank agrees not to request any payment under this Section 2.12 unless similar requests are then generally being made by such Bank of other borrowers similarly situated, and to use a reasonable basis for calculating amounts allocable to its Commitment hereunder.

          SECTION 2.13. Illegality. (a) If any Bank shall determine (which determination shall be rebuttably presumed correct as to all parties) at any time that the making or continuance of its Eurocurrency Rate Advances has become unlawful because of the introduction of or any change in or in the interpretation of any law or regulation or because of the assertion of unlawfulness by any central bank or other governmental authority, then, in any such event, such Bank shall give prompt notice (by telephone confirmed in writing) to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each Borrower and the other Banks).

          (b) Upon the giving of the notice to the Company referred to in subsection (a) above, if the affected Advances are then outstanding, each Borrower shall, upon at least one Business Day's written notice to the Administrative Agent and the affected Bank, or if permitted by applicable law no later than the date permitted thereby, in such Borrower's sole discretion, either (i) prepay the principal amount of all outstanding Advances of such Bank to which such notice relates, together with accrued interest thereon to the date of payment, or (ii) convert each such Advance into a Base Rate Advance denominated in Dollars and, in each case, be obligated to reimburse the Banks in respect thereof pursuant to Section 2.11 hereof. If more than one Bank gives notice pursuant to Section 2.13(a) at any time, then all outstanding Advances of the affected Type or currency of such Banks must be treated in the same manner by the Borrowers pursuant to this subsection 2.13(b) and the Banks' obligations to make, convert or continue Eurocurrency Rate Advances shall be suspended until the Administrative Agent notifies the Borrowers that the circumstances causing such suspension no longer exist.

          SECTION 2.14. Payments and Computations. (a) Each Borrower shall make each payment hereunder and under the Notes by causing a wire transfer of immediately-available funds to be initiated to the Administrative Agent in an amount equal to such payment not later than 12:00 noon (Chicago time) on the day when due from such Borrower. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Sections 2.03, 2.05(b), 2.08, 2.11, 2.12, 2.13(b), 2.15, 2.19 or 2.20) to the Banks for the
account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. All such payments shall be made in Dollars, except that payments of principal of and interest on Borrowings in an Alternative Currency shall be made in such Alternative Currency; provided that if the applicable Borrower fails to make any payment of principal or interest with respect to any Borrowing in an Alternative Currency on the due date thereof because such Alternative Currency has ceased to be freely transferable and convertible into Dollars in the London interbank market, such failure shall not constitute an Event of Default or an event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both, if such Borrower pays the equivalent in Dollars of such payment on the due date thereof. In addition to any such Dollar payment, such Borrower agrees to pay to each affected Bank an indemnity payment within five Business Days after such Borrower shall have received a certificate from such Bank setting forth in reasonable detail the amount of any loss, cost, damage or expense suffered by such Bank as a consequence of such inability to make any such payment in such Alternative Currency on the due date thereof. Each Bank agrees to use reasonable efforts to avoid or minimize all such loss, cost, damage or expense.

          (b) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Effective Rate, all computations of interest pursuant to
Section 2.08 and all computations of the Facility Fee shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.08, by a Bank) of an interest rate or fee owing hereunder shall create a rebuttable presumption as to the correctness of such determination.

          (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

          SECTION 2.15. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Committed Advances made by it (other than pursuant to Sections 2.08, 2.11, 2.12, 2.13(b), 2.19 or 2.20) in excess of its ratable share of payments on account of the Committed Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Committed Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Borrower agrees that any Bank so purchasing a participation from another Bank with respect to Advances made to such Borrower pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation.

          SECTION 2.16.  Currency Equivalents.  (a)  For purposes of this
Article II, (i) the equivalent in Dollars of any Alternative Currency shall be determined by using the spot rate at which First Chicago's principal office in London offers to exchange Dollars for such Alternative Currency in the interbank market in London at 11:00 a.m. (London time) two Business Days prior to the date on which such equivalent is to be determined, (ii) the equivalent in any Alternative Currency of any other Alternative Currency shall be determined by using the spot rate at which First Chicago's principal office in London offers to exchange such Alternative Currency for the equivalent in such other Alternative Currency in London at 11:00 a.m. (London time) two Business Days prior to the date on which such equivalent is to be determined, and (iii) the equivalent in any Alternative Currency of Dollars shall be determined by using the spot rate at which First Chicago's principal office in London offers to exchange such Alternative Currency for Dollars in London at 11:00 a.m. (London time) two Business Days prior to the date on which such equivalent is to be determined. The equivalent in Dollars of each Eurocurrency Rate Advance made in an Alternative Currency shall be recalculated hereunder on each day that it is necessary to determine the unused portion of each Bank's Commitment, or any or all of the Advances on such date.

          (b) If for the purpose of obtaining a judgment in any court with respect to any obligation of a Borrower hereunder, it shall become necessary for the Administrative Agent or any Bank entitled to receive payments hereunder to convert any amount into a currency other than the currency denominated hereunder for such obligation, then such conversion shall be made on the basis of rates (the "Exchange Rates") determined in the manner described in subsection (a) above (or, if the applicable currency to be converted is not at the time of conversion available in the interbank market in London, then in such other interbank market as the Administrative Agent shall determine to have adequate availability of such currency) and the date with respect to which such an equivalent is to be determined shall be the first Business Day preceding the date on which final judgment is entered. If pursuant to any such judgment conversion is to be made with respect to a date other than the date referred to above, and there shall occur a change between the Exchange Rates in effect on such date and the Exchange Rates in effect on the date of payment, (i) the applicable Borrower agrees to pay such additional amounts (if any) as may be necessary to ensure that the amount paid is the amount in such other currency which, when converted at the Exchange Rates as in effect on the date of payment or distribution, is the amount then due hereunder in the relevant currency and (ii) such Borrower shall not be required to pay any amount in excess of the amount determined to be payable in connection with such obligation, calculated on the basis of the Exchange Rates in effect on the first Business Day preceding the date on which final judgment is entered. Any amount due from a Borrower under this subsection (b) shall be due as a separate debt and is not to be affected by or merged into any judgment being obtained for any other sums due hereunder.

          SECTION 2.17. Borrowing Subsidiaries. The Company may at any time or from time to time add as a party to this Agreement any Subsidiary of the Company as a "Borrowing Subsidiary" hereunder by causing such Subsidiary to execute and deliver a duly completed Assumption Letter to the Administrative Agent, with the written consent of the Company at the foot thereof. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Borrowing Subsidiary as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on all Advances made to any Borrowing Subsidiary under this Agreement shall have been paid in full and all other obligations of such Borrowing Subsidiary shall have been fully performed, such Borrowing Subsidiary may, by not less than five Business Days' prior notice to the Administrative Agent (which shall promptly notify the Banks thereof), terminate its status as a "Borrowing Subsidiary."

          SECTION 2.18.  Reserved.

          SECTION 2.19. Taxes. (a) Any and all payments by a Borrower hereunder or under the Notes shall be made in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent is organized or any political subdivision thereof and taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

     (c) Each Borrower will indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.19) paid by such Bank or the Administrative Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, that the Borrowers shall have no obligation under this subsection (c) to indemnify any Bank or the Administrative Agent if a Borrower shall have performed its obligations under subsection (a) and (b), thereby providing such Bank or the Administrative Agent (as the case may be) the wherewithal to make payment of any such Taxes or Other Taxes, or shall demonstrate that payment of such Taxes or Other Taxes has been made, and such Bank or the Administrative Agent (as the case may be) shall not have effected such payment or made such demonstration of payment on a timely basis to the relevant taxing authorities. This indemnification shall be made to the Administrative Agent for the account of such Bank or the Administrative Agent (as the case may be) within 30 days from the date such Bank or the Administrative Agent makes written demand therefor (with a copy, in the case of a demand by a Bank, of such demand to the Administrative Agent).

     (d) Notwithstanding the foregoing, unless, prior to the Initial Borrowing Date (in the case of a Bank listed on Schedule 2.01 hereto), and prior to the effective date of the Assignment and Acceptance by which it became a Bank (in the case of bank that became a Bank pursuant to such Assignment and Acceptance), and in each case from time to time thereafter, if requested by any Borrower,

          (i) each Bank organized under the laws of a jurisdiction outside the United States shall have provided the Company with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Bank's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder or other documents satisfactory to the Company which shall indicate that all payments to be made to such Bank hereunder are not subject to United States withholding tax or are subject to such taxes at a rate reduced to zero by an applicable tax treaty, neither the Company nor any other Borrower shall have any obligation under the last sentence of
     Section 2.19(a) to make any payments to or for the benefit of such Bank in excess of the amounts otherwise payable under this Agreement, and

          (ii) each Bank organized under the laws of a jurisdiction outside the jurisdiction where any Borrowing Subsidiary is incorporated shall have taken all steps prescribed by the applicable governmental authority in the jurisdiction where such Borrowing

     Subsidiary is located so that such Bank is exempt from applicable withholding taxes with respect to all payments to be made to such Bank hereunder or so that all payments to be made to such Bank hereunder are not subject to applicable withholding taxes or are subject to such taxes at a rate reduced to zero by an applicable tax treaty, neither the Company nor any other Borrower shall have any obligation under the last sentence of
     Section 2.19(a) to make any payments to or for the benefit of such Bank in excess of the amounts otherwise payable under this Agreement; provided, however, that the applicable Borrower shall make the payments required by the last sentence of Section 2.19(a) if the obligation to withhold arises from a change in applicable law after the date hereof (or, with respect to payments to a new Applicable Lending Office designated pursuant to Section 2.21, after the date such Bank designates such new Applicable Lending Office).

Unless the applicable Borrower has received forms or other documents, including Form 1001, Form 4224 or any other applicable tax forms from the United States or any other applicable jurisdiction, such forms to be satisfactory to the Company, indicating that payments hereunder are not subject to any withholding tax or are subject to such tax at a rate reduced to zero by an applicable tax treaty, the applicable Borrower shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States (or in the case of a Borrowing Subsidiary incorporated outside the United States, any Bank organized under the laws outside of the jurisdiction where such Borrowing Subsidiary is incorporated). Should a Bank become subject to Taxes because of its failure or inability to deliver a form required hereunder, the Company shall take such steps not requiring the expenditure of money as the Bank shall reasonably request to assist the Bank to recover such Taxes.

          SECTION 2.20. Defaulting Banks. (a) If at any time (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall owe a Defaulted Advance to a Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any Note to or for the account of such Defaulting Bank, then such Borrower may, so long as no Event of Default shall have occurred and be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the amount owed by the Borrower to or for the account of such Defaulting Bank against the obligation of such Defaulting Bank to make such Defaulted Advance. If a Borrower shall so set off and otherwise apply the amount owed by such Borrower to or for the account of such Defaulting Bank against the obligation of such Defaulting Bank to make any such Defaulted Advance on any date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the Notes an Advance by such Defaulting Bank made on the date of such setoff. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section
2.01 or Section 2.03(a), as the case may be, even if the other Advances comprising such Borrowing shall be Eurocurrency Rate Advances on the date such Advance is deemed to be made pursuant to this Section 2.20(a). The applicable Borrower shall notify the Administrative Agent at any time such Borrower makes a setoff under this Section 2.20(a) and shall specify in such notice (A) the name of the Defaulting Bank and the Defaulted Advance required to be made by such Defaulting Bank and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this Section 2.20(a). Any part of such payment otherwise required to be made by such Borrower to or for the account of such Defaulting Bank that is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this Section 2.20(a), shall be applied by the Administrative Agent as specified in Section 2.20(b) or 2.20(c).

     (b) If at any time (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall owe a Defaulted Amount to the Administrative Agent or any of the other Banks and (iii) a Borrower shall make any payment hereunder or under any Note to the Administrative Agent for the account of such Defaulting Bank, then the Administrative Agent may, on its behalf or on behalf of such other Banks and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Bank to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. If the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the Notes payment to such extent of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Banks, ratably in accordance with their respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Banks and, if the amount of such payment made by such Borrower shall at any time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Banks, in the following order of priority:

          (A) first, to the Administrative Agent for any Defaulted Amounts owing to the Administrative Agent (solely in its capacity as Administrative Agent) at such time; and

          (B) second, to the other Banks for any Defaulted Amounts owing to the other Banks (solely in their capacity as Banks) at such time, ratably in accordance with such respective Defaulted Amounts owing to each other Bank (solely in its capacity as a Bank) at such time.

Any part of such payment made by such Borrower for the account of such Defaulting Bank remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this Section 2.20(b), shall be applied by the Administrative Agent as specified in Section 2.20(c).

     (c) If at any time, (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall not owe a Defaulted Advance or a Defaulted Amount and
(iii) a Borrower, the Administrative Agent or any other Bank shall be required to pay or to distribute any amount hereunder or under any Note to or for the account of such Defaulting Bank, then such Borrower or such other Bank shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this Section 2.20(c) shall be deposited by the Administrative Agent in an account with First Chicago, in the name and under the control of the Administrative Agent, but subject to the provisions of this
Section 2.20(c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be First Chicago's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this Section 2.20(c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Bank and to pay any amount payable by such Defaulting Bank hereunder to the Administrative Agent or any other Bank, as and when such Advances or such amounts are required to be made or paid and, if the amount so held in escrow shall any time be insufficient to make and pay all such Advances and all such amounts required to be made or paid at such time, in the following order of priority:

          (A) first, to the Administrative Agent for any amounts due and payable by such Defaulting Bank to the Administrative Agent hereunder (solely in its capacity as Administrative Agent) at such time;

          (B) second, to the other Banks for any amounts due and payable by such Defaulting Bank to the other Banks hereunder (solely in their capacity as Banks) at such time, ratably in accordance with such respective amounts due and payable to each other Bank (solely in its capacity as Bank) at such time; and

          (C) third, to the applicable Borrower for any Advances required to be made by such Defaulting Bank pursuant to the Commitment of such Defaulting Bank at such time.

     If such Defaulting Bank shall, at any time, cease to be a Defaulting Bank, any funds held by the Administrative Agent in escrow at such time with respect to such Defaulting Bank shall be distributed by the Administrative Agent to such Defaulting Bank and applied by such Defaulting Bank to the amounts owing to such Defaulting Bank at such time under this Agreement in accordance with the terms of this Agreement.

     (d)  The rights and remedies against a Defaulting Bank under this Section
2.20 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Bank with respect to any Defaulted Advance and that the Administrative Agent or any other Bank may have against such Defaulting Bank with respect to any Defaulted Amount.

          SECTION 2.21. Mitigation. Any Bank claiming any additional amounts payable pursuant to Sections 2.12 or 2.19 or subject to Section 2.13 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue under Sections 2.12 or 2.19 or would avoid the unavailability of Eurocurrency Rate Advances under Section 2.13 and would not, in any such case, in the judgment of such Bank, be otherwise disadvantageous to such Bank.


                                  ARTICLE III

                             CONDITIONS PRECEDENT

          SECTION 3.01. Conditions Precedent to Agreement. Except with resect to Section 2.01 and 2.03, this Agreement shall become effective on the first day on which the Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent in sufficient copies for the Banks:

          (a) This Agreement, executed by the Company, the Administrative Agent and each of the Banks;

          (b) A certificate of the Secretary of the Company certifying (A) copies attached thereto of the resolutions of the Board of Directors of the Company authorizing the Company's execution, delivery and performance of this Agreement, and the completion of the Initial Public Offering and the other transactions contemplated hereby, (B) copies attached thereto of the Certificate of Incorporation and by-laws of the Company, and (C) the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and other documents to be executed and delivered by the Company hereunder; and

          (c) A favorable opinion of Sidley & Austin, counsel for the Company, substantially in the form of Exhibit F-1 hereto, with respect to the opinions set forth in paragraphs 1, 2 and 3 (as to the Credit Agreement) of such opinion.

          SECTION 3.02. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 shall become effective on the first day (the "Effective Date") on which all of the following conditions precedent have been satisfied:

          (a) In addition to the deliveries required by Section 3.01, the Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent and (except for the Committed Notes) in sufficient copies for the Banks:

               (i) A Committed Note executed by the Company, payable to each Bank;

               (ii) A certificate of the Secretary of the Company certifying that as of the Effective Date there has been no change with respect any of the certifications made pursuant to Section 3.01(b);

               (iii) A certificate of a duly authorized officer of the Company, dated the Effective Date, certifying that as of such date, (A) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, (B) no event shall have occurred and be continuing that constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both and (C) the conditions for the Effective Date have been satisfied;

               (iv) A favorable opinion of Sidley & Austin, counsel for the Company, substantially in the form of Exhibit F-1 hereto and a favorable opinion of the General Counsel of the Company in the form of Exhibit F-2 hereto;

               (v) such information as the Administrative Agent and the Banks may reasonably request to confirm the tax, legal and business assumptions made in financial statements attached hereto as Exhibit H;

          (b) The Company shall have paid all accrued fees and expenses of the Administrative Agent and the Banks which are due and payable on the Effective Date (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent);

          (c) There shall have occurred no material adverse change in the business, financial condition, operations, properties or performance of the Company or its Subsidiaries from such business, financial conditions, operations, properties or performance reflected in the Registration Statement;

          (d) There shall exist no action, suit or proceeding (investigative, judicial or otherwise) against the Company or any of its Subsidiaries pending before any court or arbitrator or any governmental body, agency or official, or to the knowledge of any Responsible Officer of the Company, threatened, that could reasonably be expected (i) to have a Material Adverse Effect or (ii) to materially and adversely affect the legality, validity or enforceability of this Agreement or any Note, and there shall exist no injunction or temporary restraining order that, in the judgment of the Administrative Agent and the Banks, would prohibit the Advances hereunder;

          (e) The representations and warranties contained in Section 4.01 shall be correct on and as of the Effective Date, as though made on and as of such date;

          (f) No event shall have occurred and be continuing which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

          (g) The stock of International Communication & Data Services, Ltd. ("ICD") shall have been transferred to the Company and the assets of Data By Design shall have been transferred to ICD, each on substantially the terms described in the Registration Statement, or on other terms satisfactory to the Banks;

          (h) The Initial Public Offering shall have been consummated in accordance with Delaware law and on terms and conditions set forth in the Registration Statement and the Company shall have received net proceeds of at least $210,000,000 from the Initial Public Offering;

          (i) The Company shall have repaid, or simultaneously with the consummation of the Initial Public Offering and the initial Borrowing hereunder shall pay, all of its Debt and any amounts owed to Donnelley;

          (j) The Company shall have executed and delivered the Donnelley Agreements and the Tax Allocation Agreement, which in each case shall contain terms and conditions satisfactory to the Banks;

          (k) The Company shall have delivered a certificate demonstrating that, as of the Effective Date and after giving effect to the Initial Public Offering and the transactions contemplated hereby, the Company would have a Debt to Capitalization Ratio of less than 30%; and

          (l) Such other information and documents as may reasonably be required by the Administrative Agent and the Administrative Agent's counsel.

          For purposes of determining compliance with the conditions specified above, each Bank shall be deemed to have consented to, approved and accepted, and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless the officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Bank prior to the proposed Effective Date, as notified by the Administrative Agent to the Banks, specifying its objection thereto. The Administrative Agent shall promptly notify the Banks of the occurrence of the Effective Date.

          SECTION 3.03. Conditions Precedent to Initial Advance to Each Borrowing Subsidiary. The obligation of each Bank to make its initial Advance hereunder to any Borrowing Subsidiary is subject to the conditions precedent that the Effective Date shall have occurred and the Administrative Agent shall have received on or before the day of the initial Borrowing by such Borrowing Subsidiary, as the case may be, the following, each in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for the Banks:

          (a) The Assumption Letter executed and delivered by such Borrowing Subsidiary and containing the written consent of the Company at the foot thereof, as contemplated by Section 2.17 hereof;

          (b) A Committed Note executed by such Borrowing Subsidiary, payable to each Bank;

          (c) Certified copies of the resolutions of the Board of Directors of such Borrowing Subsidiary approving the Assumption Letter and all other documents evidencing corporate action and governmental approvals, if any, required with respect thereto;

          (d) A certificate of the Secretary or an Assistant Secretary of such Borrowing Subsidiary, certifying the names and true signatures of the officers of such Borrowing

     Subsidiary authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Borrowing Subsidiary hereunder; and

          (e) An opinion of counsel to such Borrowing Subsidiary, substantially in the form of Exhibit G hereto and as to such other matters as the Administrative Agent shall reasonably request.

          SECTION 3.04. Conditions Precedent to Each Committed Borrowing. The obligation of each Bank to make a Committed Advance on the occasion of each Committed Borrowing (including the initial Committed Borrowing) shall be subject to the further conditions precedent that the Effective Date shall have occurred and on the date of such Committed Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Committed Borrowing and the acceptance by the applicable Borrower of the proceeds of such Committed Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Committed Borrowing such statements are true):

          (i)  The representations and warranties contained in subsections (a),
     (b), (c), (d), (e), (f) and (h) through (q) of Section 4.01 are correct on and as of the date of such Committed Borrowing, before and after giving effect to such Committed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

          (ii) If such Borrower is not the Company, the representations and warranties set forth in Sections 4.01(a) (except with respect to good standing, to the extent that such Borrower is not incorporated in the United States and the jurisdiction in which such Borrower is incorporated does not recognize the concept of good standing), (b), (c) and (d) of the Credit Agreement would be true and correct on and as of the date of such Committed Borrowing if such Borrower were the "Company" and each Note issued by such Borrower were one of the "Notes" referenced therein; and

          (iii) No event has occurred and is continuing, or would result from such Committed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          SECTION 3.05. Conditions Precedent to Each Uncommitted Borrowing. Each bidding Bank's obligation to make an Uncommitted Advance as part of an Uncommitted Borrowing (including the initial Uncommitted Borrowing) is subject to the conditions precedent that on the date of such Uncommitted Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Uncommitted Borrowing and the acceptance by such Borrower of the proceeds of such Uncommitted Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Uncommitted Borrowing such statements are true):

          (i)  The representations and warranties contained in subsections (a),
     (b), (c), (d), (e), (f) and (h) through (q) of Section 4.01 are correct on and as of the date of such Uncommitted Borrowing, before and after giving effect to such Uncommitted Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

          (ii) If such Borrower is not the Company, the representations and warranties set forth in Sections 4.01(a) (except with respect to good standing, to the extent that such Borrower is not incorporated in the United States and the jurisdiction in which such Borrower is incorporated does not recognize the concept of good standing), (b), (c) and (d) of the Credit Agreement would be true and correct on and as of the date of such Committed Borrowing if such Borrower were the "Company" and each Note issued by such Borrower were one of the "Notes" referenced therein; and

          (iii) No event has occurred and is continuing, or would result from such Uncommitted Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants to the Banks as follows:

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.

          (b) The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company's certificate of incorporation, as amended, or by-laws or (ii) law or any contractual restriction binding on or affecting the Company.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Company's due execution, delivery and performance of this Agreement.

          (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the applicable Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity.

          (e) The pro forma financial statements of the Company and its Consolidated Subsidiaries, dated as of March 31, 1996, copies of which are attached hereto as Exhibit H, present on a pro forma basis the financial condition of the Company and such Subsidiaries as of such date, and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the Initial Public Offering and the other transactions contemplated by this Agreement, and the payment or accrual of all transaction costs payable on the Effective Date with respect to any of the foregoing. The projections and assumptions expressed in the pro forma financial statements referenced in this Section 4.01(e) were prepared in good faith and are reasonable based on the information available to the Company at the time so furnished.

          (f) Except to the extent that any of the actions, suits or proceedings as set forth on Schedule 4.01(f) ("Scheduled Litigation") is hereafter adversely determined against the Company or any of its Subsidiaries, there are no actions, suits or proceedings pending before any court or arbitrator or any governmental body, agency or official, or, to the knowledge of any Responsible Officer of the Company, threatened, that could reasonably be expected (i) to have a Material Adverse Effect or (ii) to materially and adversely affect the legality, validity or enforceability of this Agreement or any Note. None of the Scheduled Litigation is likely to be adversely determined against the Company in a manner that would have a Material Adverse Effect.

          (g)  Reserved.

          (h) Following application of the proceeds of each Advance to the Company, not more than 25% of the value of the assets (either of the Company only or of the Company and its Consolidated Subsidiaries) will be Margin Stock subject to any restriction contained in any agreement or instrument between the Company and any Bank or any affiliate of any Bank relating to Debt within the scope of Section 6.01(e).

          (i) The Company is not principally engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance to purchase or carry Margin Stock.

          (j) The Advances to each Borrower, and all related obligations of such Borrower under this Agreement, rank pari passu with all other unsecured indebtedness for money borrowed or raised by such Borrower that is not, by its terms, expressly subordinated to other such indebtedness of such Borrower or that is not preferred by law of a jurisdiction other than the United States.

          (k) No Borrower is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (l) (i) All necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance with all such Environmental Permits, except to the extent that the failure to so obtain or comply could not reasonably be expected to have a Material Adverse Effect; and (ii) no circumstances exist that could reasonably be expected to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

          (m) None of the properties owned or leased (i) by the Company or any of its Consolidated Subsidiaries is listed or proposed for listing on the National Priorities List under CERCLA or (ii) by the Company or any of its Subsidiaries is the subject of any investigation or cleanup, whether voluntary or required pursuant to any Environmental Law or ordered by any governmental authority, that could reasonably be expected to have a Material Adverse Effect.

          (n) Except as set forth on Schedule 4.01(n), no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

          (o) Neither the Company nor any of its ERISA Affiliates (i) has incurred or is reasonably expected to incur any Withdrawal Liability with respect to any Multiemployer Plan or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (p) No Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue
     Code) whether or not waived.

          (q) The written information, exhibits and reports prepared and furnished by the Company or any Borrowing Subsidiary to the Administrative Agent or to any Bank in connection with the negotiation of, or compliance with, this Agreement, taken as a whole, contained no material misstatement of fact nor omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (it being understood that the Company does not warrant the accuracy of any projections provided to the Banks pursuant hereto or in connection herewith, but the Company warrants that all such projections have been or will be prepared in good faith and have represented or will represent a reasonable estimate of the anticipated financial condition and results of operations for the period(s) in question based on assumptions which the Company believes (at the time of preparation) to be reasonable).

          (r) As of the Initial Borrowing Date and immediately prior to the making of the initial Advances:

               (i) a true and correct copy of the Registration Statement has been delivered to the Banks and the Registration Statement is in full force and effect without amendment or modification and no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon the Registration Statement or the Initial Public Offering;

               (ii) the information contained in the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

               (iii) all conditions precedent to, and all consents necessary to permit, the Initial Public Offering pursuant to the Registration Statement have been (satisfied or waived with the prior written consent of the Administrative Agent and the Banks), and the Initial Public Offering has been consummated in accordance with the Registration Statement and any applicable laws.


                                   ARTICLE V

                           COVENANTS OF THE COMPANY
                           ------------------------

          So long as any Advance shall remain unpaid or any Bank shall have any Commitment hereunder, unless the Majority Banks shall otherwise consent in writing:

          SECTION 5.01. Compliance with Laws, Etc. The Company will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, except for laws, rules, regulations and orders the violation of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 5.02. Reporting Requirements. The Company will furnish to the Banks:

          (a) within 60 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated unaudited balance sheets of the Company and its Consolidated Subsidiaries, as at the close of each such quarter and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows of the Company and its Consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such quarter, certified by the chief financial officer of the Company on behalf of the Company as fairly presenting the consolidated financial position of the Company and its Consolidated Subsidiaries as at the dates indicated and the profit and loss and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end adjustments;

          (b) within 90 days after the end of each fiscal year of the Company, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Company's independent public accountants) audit report certified by Arthur Andersen & Co., L.L.P. or other independent public accountants acceptable to the Majority Banks, prepared in accordance with GAAP on a consolidated basis for itself and its Consolidated Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a report of said accountants stating that, in connection with the foregoing, they have obtained no knowledge of any failure of the Company to comply with the requirements specified in each of Sections 5.10 through 5.12, or if, in the opinion of such accountants, the Company has failed to comply with the requirements specified in any such Section, stating the nature and status of such failure; and (ii) within 180 days after the close of each of the Company's fiscal years, the management letter prepared by such accountants in connection with the financial statements for such fiscal year delivered pursuant to the foregoing clause (i);

          (c) simultaneously with the delivery of the reports referred to in clauses (a) and (b) above, a certificate of a designated financial officer of the Company (A) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.10, 5.11 and 5.12 on the date of such financial statements and (B) stating whether there exists on the date of such certificate any Event of Default or condition or event which with notice or lapse of time or both would become an Event of Default and, if any Event of Default or any such condition or event then exists, setting forth the details thereof and the action which the Company is taking with respect thereto;

          (d) promptly after the sending or filing thereof, copies of all reports which the Company sends to its security holders generally, and at any time that the Company is obligated to file any report or registration statement with the Commission or any national securities exchange, copies of all such reports and registration statements (other than Form S-8 or any similar form);

          (e) promptly following any Responsible Officer's knowledge thereof, notice in writing of (i) the occurrence of any Event of Default or condition or event which with notice or lapse of time or both would become an Event of Default and, if any Event of Default or any such condition or event then exists, setting forth the details thereof and the action which the Company is taking with respect thereto, or (ii) the institution of, or any adverse final judgment in, any litigation, arbitration proceeding or governmental proceeding which, in the Company's judgment, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iii) with respect to the Scheduled Litigation, the occurrence of any adverse determination which is likely to result in a Material Adverse Effect; and

          (f) such other pertinent information as any Bank may reasonably request.

          SECTION 5.03. Use of Proceeds. The Borrowers will use the proceeds of the Advances made under this Agreement only for general corporate purposes otherwise permitted under this

Agreement, including, without limitation, asset purchases, mergers, the purchase of stock of other Persons, the repurchase of shares of capital stock of the Company, the repayment of indebtedness, the funding of employee benefit plans of the Company or its Subsidiaries and for other lawful purposes; provided, that, no Borrower shall use the proceeds of any Advances made hereunder to acquire 20% or more of the outstanding shares of the capital stock of any Person unless (a) at the time of such acquisition, such Person shall have consented to such acquisition either by having entered into an agreement with the Company or a subsidiary of the Company contemplating a merger of such Person with or into the Company or such subsidiary or by its Board of Directors having authorized, approved or consented to such acquisition or (b) such Borrower shall have obtained the prior written consent with respect thereto of (i) in the case of any Committed Borrowing the proceeds of which shall be used to facilitate such acquisition, the Banks and (ii) in the case of any Uncommitted Borrowing the proceeds of which shall be used to facilitate such acquisition, the Banks extending Uncommitted Advances in connection therewith; provided, further that if the applicable Borrower shall have specified the intended use of proceeds of an Uncommitted Borrowing in the Notice of Uncommitted Borrowing with respect thereto, each Bank electing to offer to make one or more Uncommitted Advances in response thereto shall be deemed to have provided the written consent required under this Section 5.03 for such use of the proceeds of such Uncommitted Advances. The Borrowers further agree that no proceeds of any Advance shall be used to purchase or carry Margin Stock.

          SECTION 5.04. Limitation on Liens, Etc. The Company will not create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties (other than Margin Stock), whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person or entity, other than:

          (a) Liens arising in connection with the obligations of the Company or any Subsidiary under industrial revenue bonds;

          (b) Liens on assets of a Subsidiary of a Borrower to secure Debt of such Subsidiary to any Borrower;

          (c) Purchase money Liens claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Liens, and provided that no such Lien shall extend to assets of any character other than the goods being acquired;

          (d) Liens securing Debt on property of a corporation or firm (or division thereof) that becomes a Subsidiary of the Company or of any of its Subsidiaries after the date hereof in accordance with Section 5.05 and existing at the time such corporation is merged or consolidated with the Company or any Subsidiary, at the time such corporation or firm (or division thereof) becomes a Subsidiary of the Company or any of its Subsidiaries, or at the time of a sale, lease or other disposition of the properties of a corporation or a firm (or division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary, provided that such Liens were not created in contemplation of such merger, consolidation, acquisition, sale, lease or disposition and do not extend to assets other than those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary;

          (e) Purchase money Liens constituting the interest of a lessor under a lease that would be capitalized on the lessee's balance sheet in accordance with GAAP, or under a sale-leaseback transaction, in each case relating to equipment, provided that after giving effect thereto, no Event of Default under Section 5.10 shall exist;

          (f) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in the foregoing subsections (a) through (e); provided, that, in the case of Liens referred to in the foregoing subsections (c), (d) and (e), the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or a part of the property which is subject to the Lien so extended, renewed or replaced (plus improvements on such property); and

          (g) Additional Liens securing Debt other than as may be included in the foregoing subsections (a) through (f); provided, that the aggregate outstanding principal amount of such Debt shall not at any time exceed 5% of Consolidated Net Worth at such time.

          SECTION 5.05. Merger; Sale of Assets. The Company will not, and will not permit its Material Subsidiaries to, merge or consolidate with or into any other Person, or in any twelve-month period sell, transfer, lease or otherwise dispose of a material amount of its assets (whether now owned or hereafter required), except that:

          (a) the Company or a Material Subsidiary may acquire another corporation by merger, provided that, if the Company is a party to such merger, the Company is the surviving corporation, and provided further that after giving effect to such merger, no Event of Default (or event which, with the giving of notice or the passing of time or both would constitute an Event of Default) shall exist; and

          (b) any Material Subsidiary may merge or consolidate with or into, or sell or otherwise dispose of any or all of its assets to, the Company or another Subsidiary, and any Material Subsidiary that is not a Borrowing Subsidiary may sell all or substantially all of its assets; provided that
     (i) after giving effect to such merger, consolidation, sale or other disposition, no Event of Default (or any event which, with the giving of notice or the passing of time or both would constitute an Event of Default) shall exist, and (ii) in the case of an asset sale by such a Material Subsidiary, the assets to be sold do not constitute a material amount of the assets of the Company and its Subsidiaries, taken as a whole.

          For purposes of this Section 5.05, "a material amount" of assets shall mean assets (A) constituting 10% or more of the consolidated assets of the Company and its Consolidated Subsidiaries, or (B) generating 10% or more of the consolidated revenue of the Company and its Consolidated Subsidiaries in any fiscal year.

          SECTION 5.06. Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, (a) maintain complete and accurate books and records, in which full and correct entries shall be made of all financial transactions of the Company and each such Subsidiary in accordance with generally accepted accounting principles, and (b) permit any Bank, the Administrative Agent and their respective employees and agents, at such reasonable times during normal business hours and as often as may be reasonably requested, to inspect any of the properties of the Company or any of its Subsidiaries and to inspect and make copies of the material books and records of the Company and its Subsidiaries and to discuss the affairs and finances of the Company and its Subsidiaries with their officers; provided, that such Bank or the Administrative Agent shall have delivered a written request for such inspection to the Company prior to the date of any such inspection.

          SECTION 5.07. Corporate Existence; Maintenance of Rights and Permits. Subject to the Company's rights under Section 5.05, the Company will, and will cause each of its Material Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses and all licenses, permits, governmental approvals and authorizations, except to the extent that the failure to do so would not have a Material Adverse Effect, either individually or in the aggregate.

          SECTION 5.08. Conduct of Business. The Company shall not, and shall not permit any Material Subsidiary to, engage in any line of business other than
(a) the businesses engaged in by the Company and its Subsidiaries on the date hereof and (b) any business or activities substantially similar or related thereto (which shall include, without limitation, other businesses related to the handling and/or distribution of data used or processed in the businesses engaged in by the Company and its Subsidiaries on the date hereof).

          SECTION 5.09. Payment of Taxes. The Company will pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or its property; provided, however, that neither the Company nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, as long as no action has been commenced to enforce any Lien securing any such tax, assessment, charge or levy.

          SECTION 5.10. Consolidated Debt to Capitalization Ratio. The Company will at all times maintain a ratio of Consolidated Debt to Capitalization, expressed as a percentage, of not more than 30%.

          SECTION 5.11. Net Worth. The Company will at all times maintain Consolidated Net Worth of not less than the sum of:

          (a)  80% of Consolidated Net Worth on Effective Date; plus

          (b) 50% of Consolidated Net Income for each fiscal quarter that ends after the Initial Borrowing Date and in which Consolidated Net Income is greater than $0; plus

          (c) 50% of the aggregate Net Proceeds of equity issued by the Company after the Initial Borrowing Date.

          SECTION 5.12. Fixed Charge Coverage. The Company will, as of the end of each fiscal quarter after the Initial Borrowing Date, maintain a Fixed Charge Coverage Ratio of not less than 3 to 1.

          SECTION 5.13. Indebtedness of Subsidiaries. The Company will not permit any Material Subsidiary, to create, incur or suffer to exist any Debt, except:

          (a)  Debt incurred under this Agreement;

          (b) Capitalized Leases existing as of the Effective Date, which Capitalized Leases are described on Schedule 5.13 hereof, and any extension, renewal or replacement (or successive extensions, renewals or replacements) thereof in whole or in part; provided that the principal amount of Capitalized Lease Obligations for any such extension, renewal or replacement shall not exceed the principal amount of Capitalized Lease Obligations at the time of such extension, renewal or replacement, and that the property subject to such extended, renewed or replaced Capitalized Lease shall be limited to all or a part of the property which is subject to the Capitalized Lease so extended, renewed or replaced (plus improvements on such property); and

          (c) additional Debt having an aggregate outstanding principal balance of not more than $10,000,000 at any one time.

          SECTION 5.14. Maintenance of Properties. The Company will, and will cause each Material Subsidiary to, do all things necessary to maintain, preserve, protect and keep its property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

          SECTION 5.15. Insurance. The Company will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any Bank upon request full information as to the insurance carried.

          SECTION 5.16. Transactions with Affiliates. Other than the Tax Allocation Agreement, the Sales Agreement between Donnelley and the Company, the Benefit Services Administration Agreement between Donnelley and the Company the Data Services Agreement between Donnelley and the Company, and the Transition Services Agreement (collectively, the "Donnelley Agreements") and except for transactions between the Company and its Wholly-Owned Subsidiaries, the Company will not, and will not permit any Material Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate the financial statements of which would not be consolidated with those of the Company in accordance with GAAP, except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Material Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Material Subsidiary than the Company or such Material Subsidiary would obtain in a comparable arms-length transaction.

          SECTION 5.17. Certain Agreements. The Company will not terminate prior to the scheduled termination thereof, amend or modify or permit any such early termination, amendment or modification of any of the Donnelley Agreements that could reasonably be expected to be adverse to the Banks without the consent of the Majority Banks. The Transition Services Agreement, the Tax Allocation Agreement and the other Donnelley Agreements shall remain in full force and effect until their respective scheduled termination dates, except where such termination will not be materially disadvantageous to the Banks.

          SECTION 5.18. Investments. The Company will not, nor will it permit any Material Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

          (a) Short-term obligations of, or fully guaranteed by, the United States of America.

          (b) Commercial paper rated A-1 or better by Standard & Poor's Ratings Group, a division of McGraw Hill, Inc. or P-1 or better by Moody's Investors Service, Inc.

          (c) Demand deposit accounts maintained in the ordinary course of business.

          (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

          (e)  Investments in Subsidiaries.

          (f) Other Investments (i) in existence on the date hereof and described in Schedule 5.18 hereto or (ii) which in the aggregate are less than 10% of Consolidated Net Worth at any time.


                                  ARTICLE VI

                               EVENTS OF DEFAULT
                               -----------------

          SECTION 6.01.  Events of Default.   If any of the following events
("Events of Default") shall occur and be continuing:

          (a) A Borrower shall fail to pay when due any installment of principal of any Advance; or

          (b) A Borrower shall fail to pay any fee under this Agreement, or any installment of interest on any Advance, within ten (10) days after the due date thereof; or

          (c) Any written representation or warranty made by a Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          (d) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.02(a), (b) or (e), 5.03, 5.04, 5.05, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13, 5.16, 5.17 or 5.18 or (ii) any
     other term, covenant or agreement contained in this Agreement, other than in (a) or (b) above, on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Majority Banks through the Administrative Agent; or

          (e) The Company or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Debt, or any obligations in respect of acceptances, letters of credit or other similar instruments, of the Company or such Material Subsidiary which is outstanding in a principal amount of at least $2,000,000 in the aggregate (but excluding Debt arising under this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or other obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or other obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Debt or other obligation; or any Debt or other such obligation in which the outstanding principal exceeds $2,000,000 shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed, defeased or otherwise repurchased by the Company or any Material Subsidiary (other than by a regularly-scheduled required prepayment), or any offer to prepay, redeem, defease or purchase such Debt shall be required to be made, prior to the stated maturity thereof; or

          (f) The Company or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the event of any such proceeding instituted against the Company or any Material Subsidiary (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days or shall result in the entry of an order for relief, the appointment of a trustee or receiver, or other action in such proceeding or result adverse to the Company or such Material Subsidiary, as applicable, or the Company or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) Donnelley shall at any time cease to own, directly or indirectly through one or more of its Subsidiaries, outstanding equity securities of the Company representing more than 20% of the stockholder's common equity of the Company; or

          (h) The Company shall incur liability in excess of $2,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

          (i) One or more final judgments or orders for the payment of money, in an aggregate amount exceeding $2,000,000 at any one time outstanding (exclusive of judgment amounts fully covered by insurance, to the extent the insurer has admitted liability in respect thereof), shall be rendered against the Company or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) such judgments or orders shall not be discharged (or provision shall not have been made for such discharge), a stay of execution thereof shall not be obtained, or such judgments or orders shall not be paid or bonded, within 60 days from the date of entry thereof, and the Company or such Material Subsidiary, as the case may be, shall not, within such 60-day period, appeal therefrom and cause the execution thereof to be stayed pending such appeal; or

          (j) Any Borrower's guaranty obligations under Article VII hereof for any reason, other than acts or omissions of the Banks, cease to be in full force and effect or are declared to be null and void; or any Borrower denies that it has any further liability with respect thereto or gives notice to such effect; or

          (k) With respect to the Scheduled Litigation, the occurrence of any adverse determination which is likely to result in a Material Adverse Effect;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Banks, by notice to the Company, (i) declare the obligation of each Bank to make Advances to any Borrower to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, (A) the obligation of each Bank to make Advances to any Borrower shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.


                                  ARTICLE VII

                                   GUARANTEE
                                   ---------

          SECTION 7.01. Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce the Banks to make Advances to each of the Borrowers, each Borrower hereby unconditionally guarantees to the Banks and the Administrative Agent that the principal of and interest on each Advance and all other amounts payable by each other Borrower hereunder shall be promptly paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms hereof and thereof, and, in the case of any extension of time of payment, in whole or in part, that all such amounts shall be promptly paid when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension. In addition, each Borrower hereby unconditionally agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any of such principal, interest or other amounts, such Borrower shall forthwith pay the same. Without limiting the generality of the foregoing, each Borrower's liability shall extend to all amounts that constitute part of the obligations of any other Borrower guaranteed under this Article VII and that would be owed by any such other Borrower to any Bank or the Administrative Agent under this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower. Notwithstanding the foregoing, the liability of each Borrower under the foregoing guarantee shall at no time exceed the maximum amount of liability which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of
Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (the "UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act (the "UFCA"), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA.

          SECTION 7.02.  Validity.  The obligations of each Borrower under this
Article VII are independent of the obligations of the other Borrowers guaranteed hereunder, and a separate action or actions may be brought and prosecuted against each Borrower to enforce its obligations under this Article VII, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The obligations of each Borrower under this Article VII shall be unconditional irrespective of (a) the genuineness, validity, regularity or enforceability of the obligations of the other Borrowers under this Agreement, any Note or any Assumption Letter, (b) any law, regulation or order of any jurisdiction affecting any term of any obligation of any Borrower under this Agreement or the rights of any Bank or the Administrative Agent with respect thereto, (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower guaranteed under this Article VII, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, (d) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries, or (e) to the fullest extent permitted by applicable law, any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

          SECTION 7.03. Waivers. Each Borrower hereby expressly waives promptness, diligence, presentment, protest and any other notice with respect to the obligations of such Borrower under this Article VII and any requirement that any right or power be exhausted or any action be taken against any other Borrower and all notices and demands whatsoever.

          SECTION 7.04. Subrogation. Each Borrower shall be subrogated to the rights of the Banks or the Administrative Agent against any other Borrower hereunder only after the Banks and the Administrative Agent shall have been paid in full all such amounts, with interest thereon, for which such other Borrower shall have become indebted hereunder.

          SECTION 7.05. Acceleration. Each Borrower agrees that, as between it, on the one hand, and the Banks and the Administrative Agent, on the other hand, the obligations of each other Borrower guaranteed by it under this Article VII may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 6.01 hereof for purposes of this Article VII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such other Borrower or otherwise) preventing such declaration as against such other Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such other Borrower) shall forthwith become due and payable by such Borrower for purposes of this Article VII.

          SECTION 7.06.  Reinstatement.  Each Borrower's obligations under this
Article VII shall be reinstated if at any time any payment received by any Bank or the Administrative Agent from any other Borrower hereunder is required to be repaid or returned by such Bank or the Administrative Agent, all as though such payment had not been made.

          SECTION 7.07. Continuing Guaranty; Assignments. This guarantee of each Borrower shall (a) remain in full force and effect until the later of (i) the cash payment in full of the obligations of any other Borrower guaranteed under this Article VII and (ii) the Termination Date, (b) be binding upon such Borrower, its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Banks and the Administrative Agent and their successors, transferees and assigns (provided that the applicable transfers and assignments are made in accordance with the terms of this Agreement).

          SECTION 7.08. Contribution. (a) To the extent that any Borrower shall make a payment under this Article VII (a "Guaranty Payment"), then such Borrower shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each such other Borrower, equal to a fraction of such Guaranty Payment, the numerator of which is such Borrower's "Allocable Guaranty Amount" (as defined below) and the denominator of which is the sum of the Allocable Guaranty Amounts of all of the Borrowers. Any right to reimbursement arising from a Guaranty Payment shall be subordinate in right of payment to the prior payment if full, in cash, of the all such amounts, with interest thereon, for which the Borrowers shall have become indebted hereunder.

          (b) As of any date of determination, the "Allocable Guaranty Amount" of each Borrower shall be equal to the maximum amount of liability which could be asserted against such Borrower hereunder with respect to the applicable Guaranty Payment without (i) rendering such Borrower "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the UFTA or
Section 2 of the UFCA, (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code,
Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA.


                                 ARTICLE VIII

                           THE ADMINISTRATIVE AGENT
                           ------------------------

          SECTION 8.01. Appointment; Nature of Relationship. First Chicago is hereby appointed by the Banks as the Administrative Agent hereunder, and each of the Banks irrevocably authorizes the Administrative Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VIII. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Banks with only those duties as are expressly set forth in this Agreement. In its capacity as the Banks' contractual representative, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Banks, (b) is a "representative" of the Banks within the meaning of Section 9-105 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement.
Each of the Banks hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby waives.

          SECTION 8.02. Actions by the Administrative Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of the Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Bank prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other instrument, document or agreement executed in connection herewith by or through employees, agents, and attorney-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each such agent shall be entitled to all of the rights and benefits granted to the Administrative Agent hereunder, and each Bank shall treat any notice given by any such agent as if it had been given directly by the Administrative Agent. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Banks and all matters pertaining to the Administrative Agent's duties hereunder.

          SECTION 8.03. Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

          (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Bank that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;

          (b) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

          (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

          (d) shall have no duty to ascertain, inquire into or verify the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower, the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Administrative Agent, or the existence or possible existence of any Default;

          (e) shall have no duty to inspect the property (including the books and records) of any Borrower;

          (f) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

          (g) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

The Administrative Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties herein or for the perfection or priority of any of Lien on any collateral.

          SECTION 8.04. The Administrative Agent and Affiliates. With respect to any financial institution which shall become the Administrative Agent hereunder, and with respect to such financial institution's Commitment and the Advances made by it, such financial institution shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include such financial institution in its individual capacity, if applicable. Each such financial institution and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of their respective Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if such financial institution were not the Administrative Agent and without any duty to account therefor to the Banks.

          SECTION 8.05. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 8.06. Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Notes held by each of them (or, if no Notes are outstanding at the time or if any Notes are held by Persons that are not Banks, ratably according to the respective amounts of their Commitments) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

          SECTION 8.07. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint another Bank as successor Administrative Agent or, if acceptable to the Company, any other commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation or the Majority Banks remove the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and otherwise acceptable to the Company. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.


                                  ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

          SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, directly do any of the following:

          (a) waive any of the conditions specified in Section 3.01, 3.02 or 5.03;

          (b) increase the Commitments of the Banks or subject the Banks to any additional obligations;

          (c) reduce the principal of, or the stated rate at which interest accrues on, the Notes or reduce the stated rate at which the Facility Fee is calculated;

          (d) postpone any date fixed for any payment of principal of, or interest on, the Committed Advances or any fees or other amounts payable hereunder;

          (e) change the percentage of the Commitments, or of the aggregate unpaid principal amount of the Notes, which shall be required for the Banks or any of them to take any action hereunder; or

          (f)  amend this Section 9.01 or Article VII;

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

          SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered,

          (i) if to the Company, at its address at 360 E. 22nd Street, Lombard IL 60148, Attention: Chief Financial Officer, telecopy number (708) 889-5020 with a copy to 360 E. 22nd Street, Lombard IL 60148: attention General Counsel, telecopy number (708) 889-5020;

          (ii) if to any Borrowing Subsidiary, at the address specified in the Assumption Letters pursuant to which it became a Borrowing Subsidiary, as applicable, with a copy to the Company at the address specified herein; provided, that any such notice may be given solely to the Company, at the option of the party giving such notice;

          (iii) if to any bank listed on the signature pages hereof, at its Domestic Lending Office specified opposite its name on Schedule 2.1 hereto;

          (iv) if to any other Bank, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Bank;

          (v) if to the Administrative Agent, at the Domestic Lending Office specified opposite its name on Schedule 2.1 hereto;

or as to the Borrowers and the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties, and as to each such other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent. All such notices and communications shall, when sent by overnight courier, mailed, telecopied, telexed or cabled, be effective when delivered to such courier, deposited in the mails, telecopied and confirmed by return telecopy, telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Articles II, III and VIII shall not be effective until received by the Administrative Agent.

          (b) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or by any Bank shall be binding upon the Company and each other Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Bank; provided, that any such action taken or omitted to be taken by the Administrative Agent or such Bank shall have been in good faith and in accordance with the terms of this Agreement.

          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay (i) expenses of the Agent, whether or not incurred prior to or subsequent to closing, in investigation, preparation, negotiation, documentation, syndication and administration, including reasonable expenses of and fees for attorneys for the Administrative Agent (who may or may not be employees of the Agent) and, during the continuance of an Event of Default, other advisors and professionals engaged by the Administrative Agent and (ii) on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable fees and expenses of counsel), in connection with any amendments, modifications or waivers of the provisions hereof, or in determining the rights and obligations of the parties hereto under this Agreement and the Notes, or the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder; provided, that if, in the event of any enforcement undertaken by the Banks hereunder, it shall be determined that sufficient conflicts exist such that a single law firm engaged by the Administrative Agent or the Majority Banks is precluded by law or by standards of conduct from representing the Banks as a group, and such conflicts would exist with respect to any other law firm representing the Banks as a group, the Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the minimum number of counsel necessary in the reasonable judgment of the Banks to provide the Administrative Agent and each Bank with appropriate legal representation in connection with the enforcement of their respective rights hereunder, in connection with such enforcement undertaking.

          (b) The Company agrees to pay to the Administrative Agent such fees as shall have been agreed to by the Administrative Agent and the Company in a separate agreement regarding the provision by the Administrative Agent of services as Administrative Agent under this Agreement.

          SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the declaration that the Advances are due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Notes held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Notes and although such obligations may be unmatured. Each Bank shall promptly notify the Company after any such set-off and application made by such Bank; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

          SECTION 9.06.  Binding Effect.  This Agreement (other than Sections
2.01 and 2.03, which shall only become effective upon satisfaction of the conditions set forth in Section 3.02) shall become effective upon the satisfaction of the conditions set forth in Section
3.01 and when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have been notified by each bank listed on the signature pages hereof that it has executed this Agreement and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and each Bank and their respective successors and assigns, except that neither the Company nor any Borrowing Subsidiary shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

          SECTION 9.07. Assignments and Participations. (a) Each Bank may, upon obtaining the prior written consent of the Company and the Administrative Agent (which consents shall not be unreasonably withheld or delayed), and each Bank SHALL, if demanded by the Company in accordance with Section 2.05(b), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Committed Advances owing to it and the Committed Notes held by it); provided, however, that:

          (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Uncommitted Advances, Uncommitted Advances owing to it and Uncommitted Notes owing to it);

          (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Bank or an assignment of all of a Bank's rights and obligations under this Agreement, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (or an integral multiple of $1,000,000 in excess thereof);

          (iii) each such assignment made as a result of a demand by the Company pursuant to Section 2.05(b) shall be arranged by the Company with the approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed, and shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Bank under this Agreement;

          (iv) no Bank shall be obligated to make any such assignment as a result of a demand by the Company pursuant to Section 2.05(b) unless and until such Bank shall have received one or more payments from one or more Eligible Assignees in an aggregate amount equal to the aggregate outstanding principal amount of the Advances owing to such Bank, together with accrued interest thereon to the date of payment of such principal amount and from the Company or one or more Eligible Assignees in an aggregate amount equal to the sum of (A) the amount such Bank would have received under Section 2.11 had its Loans been prepaid on the date of such assignment and (B) all other amounts payable to such Bank under this Agreement and the Notes (including, without limitation, any amounts owing under Sections 2.12, 2.13 or 2.19);

          (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,000; and

          (vi) the Company's consent shall not be required for any such assignment made after the occurrence and during the continuance of an Event of Default.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Notwithstanding the foregoing, each Bank may, without the Company's or the Administrative Agent's consent, assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) to an affiliate of such Bank or to another Bank.

          (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

          (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

          (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

          (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
     Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

          (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

          (v)  such assignee confirms that it is an Eligible Assignee;

          (vi) such assignee appoints and authorizes the Administrative Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein; and

          (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, and consented to by the Company, if necessary, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. Within ten Business Days after its receipt of such notice, the Company shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it (in the case of a Committed Note) or the Uncommitted Advance or part thereof purchased by it (in the case of an Uncommitted Note) pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment or a part of such Uncommitted Advance hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment or of such Uncommitted Advance retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C-1 or Exhibit C-2 hereto (as the case may be).

          (d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e) Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its

Commitment hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would forgive any principal of or interest on the Notes or forgive any part of the Facility Fee, or reduce the stated rate at which interest or the Facility Fee is calculated, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or of the Facility Fee, in each case to the extent subject to such participation.

          (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company or any other Borrower furnished to such Bank by or on behalf of the Company or such other Borrower; provided, that, prior to any such disclosure of non-public information, such Bank shall have obtained the Company's consent and the assignee or participant or proposed assignee or participant shall agree in a manner satisfactory to the Company to preserve the confidentiality of any confidential information relating to the Company received by it from such Bank.

          (g) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          SECTION 9.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws principles) of the State of Illinois.

          SECTION 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          SECTION 9.10. Confidentiality. Each Bank hereby agrees that it will use reasonable efforts to keep confidential any information from time to time supplied to it by the Company which the Company designates in writing at the time of its delivery to the Bank is to be treated confidentially; provided, however, that nothing herein shall affect the disclosure of any such information:

          (a) to the extent required by statute, rule, regulation or judicial process;

          (b)  to counsel for any Bank or to their respective accountants;

          (c)  to bank examiners and auditors;

          (d) any other Bank, or, subject to Section 9.07(c), any transferee or prospective transferee of any Advance, any Note or any Commitment; or

          (e) to any other Person in connection with any litigation to which any one or more of the Banks is a party;

provided further, however, that each Bank hereby agrees that it will use reasonable efforts to promptly notify the Company of any request for information under this clause (e) or with respect to any request for information not enumerated in this Section 9.10, if not otherwise prohibited from doing so.

          SECTION 9.11. Non-Reliance by the Banks. Each Bank by its signature to this Agreement represents and warrants that (a) it has not relied in the extension of the credit contemplated by this Agreement, nor will it rely in the maintenance thereof, upon any assets of the Company or its Subsidiaries consisting of Margin Stock as collateral and (b) after reviewing the financial statements of the Company and its Consolidated Subsidiaries referred to in
Section 4.01(e), such Bank has concluded therefrom that the consolidated cash flow of the Company and its Consolidated Subsidiaries is sufficient to support the credit extended to the Company pursuant to this Agreement.

          SECTION 9.12. No Indirect Security. Notwithstanding any Section or provision of this Agreement to the contrary, nothing in this Agreement shall (a) restrict or limit the right or ability of the Company or any of its Subsidiaries to pledge, mortgage, sell, assign, or otherwise encumber or dispose of any Margin Stock, or (b) create an Event of Default arising out of or relating to any such pledge, mortgage, sale, assignment or other encumbrance or disposition.

          SECTION 9.13. Indemnification. The Company agrees to indemnify and hold harmless the Administrative Agent, each Bank, and their respective officers, directors, employees, and agents (any one of the foregoing being an "Indemnified Party" and any two or more of the foregoing being "Indemnified Parties") from and against, and pay the Indemnified Parties the amount of, any and all claims, damages, liabilities, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against an Indemnified Party relating in whole or in part to this Agreement, the Notes, any documents delivered in connection herewith and the transactions contemplated hereby, and in connection with or arising out of or by reason of, or in connection with the preparation of a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (a) this Agreement, the Notes, any of the transactions contemplated herein or the use or proposed use of the proceeds of any Advances,
(b) any acquisition or proposed acquisition by the Company or any of its Subsidiaries of all or any portion of the stock or all or substantially all of the assets of any Person, or (c) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating to any of them, in each case whether or not such investigation, litigation or proceeding is brought by the Company, any other Borrower, their respective shareholders or creditors, an Indemnified Party or any other Person, and whether or not an Indemnified Party is otherwise a party thereto, provided, however, that this indemnification shall not apply to any claim, damage, liability, cost or expense (i) arising from a dispute among Banks or a dispute between any Bank and the Administrative Agent, or (ii) that is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party's gross negligence or willful misconduct. The covenants of the Company contained in this Section 9.13 and in Sections 9.04, 2.12 and 2.19 shall survive the repayment of all amounts due and payable under this Agreement and the termination of this Agreement.

          SECTION 9.14. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          SECTION 9.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, ANY BORROWING SUBSIDIARY, THE ADMINISTRATIVE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY BENCH TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          SECTION 9.16. Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Illinois state court or federal court of the United States of America sitting in Chicago, Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Illinois state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any Illinois state or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                         METROMAIL CORPORATION

                         By:
                             ---------------------------------
                         Title:



                         THE FIRST NATIONAL BANK OF CHICAGO,
                          as Administrative Agent and as a Bank


                         By:
                             ---------------------------------
                         Title:



                         FIRST UNION NATIONAL BANK OF NORTH CAROLINA


                         By:
                             ---------------------------------
                         Title:


                         BANK OF MONTREAL


                         By:
                             ---------------------------------
                         Title:

                                 SCHEDULE 2.1




                                        Domestic         Eurocurrency Lending
Name of Bank               Commitment   Lending Office          Office
- ------------               ----------   --------------   --------------------


The First National        $15,000,000
Bank of Chicago


First Union National      $15,000,000
Bank of North Carolina


Bank of Montreal          $15,000,000